UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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KeyCorp
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127 PUBLIC SQUARE
CLEVELAND, OHIO 44114

April 5, 2011

DEAR SHAREHOLDER:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of KeyCorp which will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 19, 2011, at 8:30 a.m., local time.

All holders of record of KeyCorp Common Shares as of March 22, 2011 are entitled to vote at the 2011 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, holders of KeyCorp Common Shares will be asked to elect thirteen directors for one-year terms expiring in 2012, to consider a proposal to approve the KeyCorp 2011 Annual Performance Plan, to consider a proposal to amend KeyCorp’s Regulations to reduce shareholder voting percentage requirements, to ratify the appointment of Ernst & Young LLP as independent auditors for 2011, to provide advisory approval of KeyCorp’s executive compensation program, and to provide an advisory vote on the frequency of the advisory vote on the executive compensation program.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our shareholders is April 8, 2011, and the attached proxy statement, together with the 2010 Annual Review and annual report on Form 10-K, will be made available to our shareholders on that same date. Around that date, we will also begin mailing paper copies of our proxy materials to shareholders who requested them. The 2011 Proxy Statement, 2010 Annual Review and annual report on Form 10-K are available on the Internet at www.envisionreports.com/key.

Holders of KeyCorp Common Stock can vote their shares by telephone, the internet, or by mailing their signed proxy cards in the enclosed return envelopes if the proxy statement was mailed to them.
Sincerely,

Beth E. Mooney
  President

127 PUBLIC SQUARE
CLEVELAND, OHIO 44114

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
KEYCORP SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2011 AND
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2011 Annual Meeting of Shareholders of KeyCorp will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 19, 2011, at 8:30 a.m., local time, for the following purposes:

1. To elect thirteen directors to serve for one-year terms expiring in 2012;

2. To approve the KeyCorp 2011 Annual Performance Plan;

3. To vote upon an amendment to KeyCorp’s Regulations to reduce shareholder voting requirements greater than the statutory norm;

4. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2011;

5. To provide advisory approval of KeyCorp’s executive compensation program;

6. To provide an advisory vote on the frequency with which the advisory vote on the executive compensation program shall occur; and

7. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of record of KeyCorp Common Shares at the close of business on March 22, 2011 have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors
Paul N. Harris
  Secretary

April 5, 2011

YOUR VOTE IS IMPORTANT.  HOLDERS OF KEYCORP COMMON SHARES CAN VOTE THEIR SHARES BY TELEPHONE, THE INTERNET, OR IF THE PROXY STATEMENT WAS MAILED TO THEM, BY MAILING THEIR SIGNED PROXY CARDS IN THE RETURN ENVELOPES ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET ARE ATTACHED TO THE PROXY CARD.

THE PROXY STATEMENT, ANNUAL REVIEW AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 ARE AVAILABLE AT WWW.ENVISIONREPORTS.COM/KEY.

127 PUBLIC SQUARE
CLEVELAND, OHIO 44114

PROXY STATEMENT

This Proxy Statement is furnished commencing on or about April 5, 2011 in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 2011 Annual Meeting of Shareholders on May 19, 2011, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 22, 2011 are entitled to vote. On that date there were 879,899,648 KeyCorp Common Shares outstanding and entitled to vote at the meeting. Each such share is entitled to one vote on each matter to be considered at the meeting and a majority of the outstanding KeyCorp Common Shares shall constitute a quorum.

Issue One

ELECTION OF DIRECTORS

In accordance with KeyCorp’s Amended and Restated Code of Regulations (“Regulations”), the Board of Directors of KeyCorp (also sometimes referred to herein as the “Board”) has been fixed as of the 2011 Annual Meeting at 13 members. Under KeyCorp’s Regulations, effective with the 2011 Annual Meeting, the terms of all Directors expire and they are to be elected for one-year terms. Accordingly, all thirteen Directors will be elected for one-year terms expiring in 2012 (or until their respective successors are elected and qualified, whichever is later).

The nominees for directors at this Annual Meeting are listed below. All properly appointed proxies will be voted for these nominees unless contrary specifications are properly made, in which case the proxy will be voted or withheld in accordance with such specifications. All nominees are current members of the Board. Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. In the election of directors, if a nominee receives more “against” votes than “for” votes the following procedure will apply: the nominee must submit an offer to resign as a director to the KeyCorp Board of Directors. Thereafter, the Nominating and Corporate Governance Committee of the Board of Directors will consider the resignation and will submit its recommendation as to whether to accept or reject the resignation to the Board of Directors which will act on the recommendation and publicly disclose its decision.

Pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to the nominees for director, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, directorships since 2006 in registered investment companies or companies having securities which are registered pursuant to, or that are subject to certain provisions of, the Exchange Act, and information concerning each person’s qualifications to serve as a Director of KeyCorp. The information provided is as of January 1, 2011 unless otherwise indicated.

NOMINEES FOR DIRECTOR

EDWARD P. CAMPBELL
Edward P. Campbell has served as a KeyCorp Director since 1999. Mr. Campbell chairs the Compensation and Organization Committee and serves on the Nominating and Corporate Governance Committee. He has previously served on the Risk Management Committee as well as the Audit Committee where he served as Chair. Mr. Campbell is qualified as a “financial expert” as that term is defined by the SEC.

In 2010, Mr. Campbell retired as Chief Executive Officer and President of Nordson Corporation. Mr. Campbell also retired as Chairman of Nordson in 2010. Nordson is a multi-national maker of capital equipment with approximately 3,700 employees and direct operations and sales support offices in over 30 countries. Mr. Campbell joined Nordson in 1988 as vice president of corporate development. He rose to positions of greater responsibility and was elected chief executive officer in 1997 and chairman of the board and chief executive officer in 2004.

Prior to joining Nordson, Mr. Campbell spent 11 years in operating and financial management positions at The Standard Oil Company/British Petroleum, with responsibility for such functions as capital markets, treasury, cash management, financial planning, pension asset management, equity and fixed income management, and investment management functions, including fixed income and foreign exchange and derivatives trading. Mr. Campbell also had experience leading the retail operations of the company.

Mr. Campbell (age 61) serves on the board of The Lubrizol Corporation (since 2009) and served on the board of Nordson from 1994 to 2010 and of OMNOVA Solutions, Inc. from 1999 until 2009. Mr. Campbell has had leadership roles in a number of civic and community organizations.

JOSEPH A. CARRABBA
Mr. Carrabba joined the KeyCorp Board in 2009. He serves on the Compensation and Organization Committee.

Since 2007, Mr. Carrabba has been the Chairman, President, and Chief Executive Officer of Cliffs Natural Resources, Inc. Cliffs is an international mining and natural resources company with 2010 revenues of $4.7 billion and approximately 5,400 employees. Mr. Carrabba joined Cliffs in 2005 as President and Chief Operating Officer and became President and Chief Executive Officer in 2006.

Mr. Carrabba joined Cliffs from Rio Tinto, a global mining company where he served for 22 years in a variety of leadership capacities at locations worldwide including the United States, Asia, Australia, Canada, and Europe. Before relocating to Rio Tinto’s Diavik Diamond Mines, Inc. in Canada’s Northwest Territory where he served most recently as president, he spearheaded the development and implementation of Rio’s Six Sigma initiative (an initiative using data measurements and statistics to identify factors to reduce waste, defects and costs and thereby increase bottom line benefits to customers and shareholders) at its bauxite mining operation in Australia.

Mr. Carrabba (age 58) is a Director of Cliffs (since 2006) and the Newmont Gold Company (since 2008) and serves in leadership roles in a number of civic and community organizations.

DR. CAROL A. CARTWRIGHT
Dr. Cartwright has served as a Director of KeyCorp since 1997. Dr. Cartwright presently serves on the Compensation and Organization Committee and previously served on the Audit and Risk Management Committees.

Dr. Cartwright is currently president of Bowling Green State University. She initially held that position on an interim basis beginning in 2008 and was permanently appointed in 2009. Previously, she served as president of Kent State University from 1991 through 2006. Kent State serves about 34,000 students on eight campuses and two international sites and employs 5,000 faculty and staff. Bowling Green enrolls approximately 20,000 students on two campuses and employs 3,000 faculty and staff. As the chief executive officer of two complex higher education organizations, Dr. Cartwright has had responsibility for implementing strategies that meet state and national needs in teaching and research as well as accountability for a significant group of business units that must operate on a profitable basis. At Kent State, she oversaw the redevelopment of the university’s physical plant and infrastructure, including debt financing, private philanthropy and investment policies. Similar capital planning, fundraising and investment responsibilities are part of her responsibilities at Bowling Green.

Dr. Cartwright (age 69) has led a variety of research projects and authored numerous professional publications. She serves on the boards of FirstEnergy Corp. (since 1997) and PolyOne Corporation (since 2000). Dr. Cartwright maintains leadership roles in professional, civic and community organizations.

ALEXANDER M. CUTLER
Alexander M. Cutler has served as a KeyCorp Director since 2000. Mr. Cutler is KeyCorp’s Lead Director. He is the Chair of the Nominating and Corporate Governance Committee and also serves on the Compensation and Organization Committee having previously served as its Chair.

Mr. Cutler is the Chairman, Chief Executive Officer, and President of Eaton Corporation, a global diversified power management company with approximately 70,000 employees that sells products in more than 150 countries. As chairman and chief executive officer of a Fortune 200 company, Mr. Cutler regularly reviews financial reports, risk management structure, policies and compliance activities, controls systems, information technology systems, company pension and deferred compensation plans, and foreign exchange and interest rate risks.

He has extensive experience in acquisition/divestiture negotiations and integrations.

Mr. Cutler assumed his current position at Eaton in 2000 after 25 years with the company and its predecessors.

Mr. Cutler (age 59) serves on the boards of Eaton Corporation (since 2000) and E.I. du Pont Nemours Company (since 2008). He served on the board of Axcelis Technologies Inc. from 2000 to 2006 and maintains leadership roles in civic and community organizations. He chairs The Business Roundtable Corporate Leadership Initiative.

H. JAMES DALLAS
Mr. Dallas joined the KeyCorp Board of Directors in 2005. He is the Chair of the Risk Management Committee and also serves on the Nominating and Corporate Governance Committee and previously served on the Audit Committee.

Mr. Dallas is senior vice president of quality and operations at Medtronic, Inc., a global medical technology company that employs approximately 38,000 people and does business in more than 120 countries. Mr. Dallas previously served as Senior Vice President and Chief Information Officer at Medtronic.

In his role as senior vice president of quality and operations, Mr. Dallas has responsibility for executing cross-business initiatives to maximize the company’s global operating leveraging. Mr. Dallas also serves as a member of Medtronic’s executive management team. Prior to joining Medtronic in 2006, Mr. Dallas was vice president and chief information officer at Georgia-Pacific Corporation, a maker of forest products. At Georgia Pacific, Mr. Dallas held a series of progressively more responsible information technology and operating roles. Mr. Dallas began his career as an internal auditor for C&S National Bank, a large regional bank in Atlanta, Georgia and has experience as a cost accountant with a focus on profitability and key profit drivers. The majority of Mr. Dallas’ career has been focused on bridging the gap between strategy and execution; specifically, leading large, enterprise-wide projects and acquisition integration.

Mr. Dallas (age 52) serves on the boards of civic and community organizations.

ELIZABETH R. GILE
Elizabeth R. Gile was elected as a KeyCorp Director in 2010. She is currently a member of the Risk Management Committee.

In 2005, Ms. Gile retired from Deutsche Bank AG (“Deutsche Bank”) where she was Managing Director and the Global Head of the Loan Exposure Management Group (2003 to 2005). During her career, Ms. Gile had the opportunity to focus on many aspects of credit origination and risk management. In her role at Deutsche Bank, she created and ran a business division to manage the bank’s $80 billion wholesale loan portfolio using capital market instruments and derivatives to reduce the volatility of financial results. Ms. Gile also spent the first 24 years of her career at J.P. Morgan (1977 to 2001) where she was responsible at varying points for J.P. Morgan’s North American business involving high grade credit markets trading, credit portfolio management, corporate lending and credit research. Following her service at J.P. Morgan, Ms. Gile served as Vice Chair of Toronto Dominion Securities and Head of Portfolio Management for the company from 2001-2002.

Since her retirement Ms. Gile served from 2007 to 2009 as Managing Director and Senior Strategic Advisor to BlueMountain Capital Management, a hedge fund management company.

Ms. Gile (age 55) is a Director of Deutsche Bank Trust Corporation and Deutsche Bank Americas (since 2005) and serves in leadership roles in a number of civic and community organizations.

RUTH ANN M. GILLIS
Ms. Gillis joined the KeyCorp Board in 2009. Ms. Gillis serves on the Audit Committee and on the Nominating and Corporate Governance Committee. She will become the Chair of the Audit Committee as of the 2011 Annual Meeting. She has been designated as a “financial expert” as that term is defined by the SEC.

Since 2008, Ms. Gillis has been an Executive Vice President of the Exelon Corporation, serving as Chief Administrative Officer and Chief Diversity Officer. Exelon is an electric utility company. Previously, Ms. Gillis was a Senior Vice President at Exelon from 2005 to 2008. Ms. Gillis serves as president of Exelon Business Services Company, a subsidiary of Exelon, which encompasses information technology, supply chain, legal, communications, human resources and finance, as well as other advisory, professional, technical and support services. As President of Exelon Business Services Company, Ms. Gillis is responsible for providing oversight for transactional and corporate services for the Exelon system of companies. Ms. Gillis is a member of Exelon’s executive committee, pension investment committee, and the corporate risk management committee as well as a member of the Exelon Foundation Board. Ms. Gillis previously served as Chief Financial Officer of Exelon.

Ms. Gillis’ previous experience includes service as Unicom Corporation’s chief financial officer and prior thereto as treasurer where she was responsible for overseeing Unicom Corporation’s financing activities, cash management, financial risk management, and treasury functions.

Ms. Gillis (age 56) is a director of the Potlatch Corporation (since 2003) where she is Chair of the Compensation Committee and also serves on the Audit Committee. Ms. Gillis serves in leadership roles in a number of civic and community organizations and was a director of Archstone-Smith from 2004 until 2007.

KRISTEN L. MANOS
Ms. Manos joined the KeyCorp Board in 2009 and serves on the Audit Committee.

Ms. Manos is a partner at Sanderson Berry Co., a private investment advisory services firm located in Holland, Michigan. Ms. Manos engages in business strategy and marketing consulting at Sanderson Berry.

Ms. Manos is a former executive vice president of Herman Miller, Inc. (2004-2009). Herman Miller researches, designs, and distributes furnishings for use worldwide in various environments including office, healthcare, educational, and residential settings and employs approximately 6,000 people. Ms. Manos was president of Herman Miller’s North American office business. In this role, she directly participated in corporate risk evaluation, risk management and scenario planning for clients and their facilities.

Ms. Manos’ experience spans marketing, finance, manufacturing, and general management. She has led global product development, business development, customer service, and manufacturing teams, and has experience in mergers and acquisitions.

Ms. Manos (age 51) is a member of the stewardship committee of the Holland Hospital Board, which is responsible for financing capital projects, oversight of the hospital’s investment portfolio, and oversight of the overall financial health of the hospital. She is also a former member of the Audit and Compensation Committees of Select Comfort Corporation where she served as a director from 2007 until 2008.

BETH E. MOONEY
Ms. Mooney has been a member of the KeyCorp Board of Directors and its President and Chief Operating Officer since November 18, 2010. On May 1, 2011, she will become Chair and Chief Executive Officer of KeyCorp. Ms. Mooney joined KeyCorp in 2006 as a Vice Chair and head of Key Community Banking (now Key Community Bank).

Ms. Mooney has over 30 years banking experience in retail banking, commercial lending, and real estate financing. Prior to joining KeyCorp, beginning in 2000 she served as Senior Executive Vice President at AmSouth Bancorp, a large regional bank holding company that has merged with Regions Financial Corporation, and became Chief Financial Officer at AmSouth Bancorp as well in 2004. Ms. Mooney ran AmSouth’s banking operations in Tennessee and Northern Louisiana before becoming its Senior Executive Vice President and Chief Financial Officer.

Prior to joining AmSouth, Ms. Mooney completed line assignments of increasing responsibility at Bank One Corporation, Citicorp Real Estate, Inc., Hall Financial Group and Republic Bank of Texas/First Republic. At Bank One, Ms. Mooney served as Regional President in Akron and Dayton, Ohio, and then as President of Bank One Ohio, managing major markets throughout the state.

Ms. Mooney (age 55) is a member of the Financial Services Roundtable and serves in leadership roles in a number of civic and community organizations.

BILL R. SANFORD
Bill R. Sanford has been a KeyCorp Director since 1999. He is currently a member and former Chair of the Risk Management Committee and previously served on the Audit Committee and Nominating and Corporate Governance Committee. Mr. Sanford has been designated as a “financial expert” as that term is defined by the SEC.

Mr. Sanford is the founder and chairman of Symark LLC, a technology commercialization and business development organization. Mr. Sanford is also the executive founder and retired chairman, president and chief executive officer of Steris Corporation, a global leader in infection and contamination preventions systems, products, services, and technologies that does business in more than 60 countries. Mr. Sanford is also chairman of the board of directors of Greatbatch, Inc., where he has been a director since 2000. Greatbatch is a leading provider of advanced technologies to the global medical device industry. He previously served as chair of the audit committee and lead independent director of that company.

Mr. Sanford is an experienced entrepreneur, executive, consultant, investor, and board member with extensive new venture, merger and acquisition, turnaround, senior management, and market development experience. He has public and private financing experience, including initial and secondary public stock offerings, structured debt financing, public stock mergers, and private equity and venture capital investments.

Mr. Sanford (age 66) is an active early stage and private equity investor through Symark and serves as a board member and advisor of public and private for-profit and not-for-profit corporations, investment limited partnerships, and venture capital firms.

BARBARA R. SNYDER
Ms. Snyder was elected as a KeyCorp Director in 2010. She is currently a member of the Risk Management Committee.

Ms. Snyder is president of Case Western Reserve University, a private research university located in Cleveland, Ohio and has held this post since 2007.

Prior to becoming president of Case Western Reserve University, Ms. Snyder served as Executive Vice President and Provost of The Ohio State University (“OSU”). She previously served as Vice President for Academic Affairs and Human Resources at OSU. She served as a faculty member of the university’s Moritz College of Law from 1998 to 2007. From 2000 to 2007 she held the Joanne W. Murphy/Classes of 1965 and 1973 Professorship at OSU. Ms. Snyder began her academic career in 1983 as an assistant professor at Case Western Reserve University’s School of Law.

Ms. Snyder (age 55) has taken a leadership role on the boards of several nonprofit organizations including BioEnterprise, whose focus is on healthcare and bioresearch.

EDWARD W. STACK
Mr. Stack was elected as a KeyCorp Director in 2010. He is currently a member of the Audit Committee.

Since 1984, Mr. Stack has been Chairman of the Board of Directors and Chief Executive Officer of Dick’s Sporting Goods, Inc., a leading authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. Since 1977, Mr. Stack has served in leadership roles at Dick’s in a variety of positions.

Mr. Stack has lead Dick’s through a sustained period of growth, from two stores in upstate New York to 445 Dick’s stores in 42 states and 81 Golf Galaxy stores in 30 states. During this time, he has also guided Dick’s through an IPO and strategic business acquisitions, and has overseen the development of an e-commerce business and an international sourcing office in Hong Kong.

Mr. Stack (age 56) currently serves on the Board of Directors of the National Retail Federation and the Advisory Board of The Wharton School’s Jay H. Baker Retailing Initiative.

THOMAS C. STEVENS
Thomas C. Stevens is Vice Chair and Chief Administrative Officer of KeyCorp. He has served on the Board of Directors since 2001. He has previously served on the Risk Management Committee and now serves on the Executive Committee.

Mr. Stevens’ responsibilities as Chief Administrative Officer of KeyCorp include managing the human resources, legal, marketing and communications, technology and operations, and risk review groups as well as the Key Principal Partners segment of KeyCorp’s operations.

Prior to joining KeyCorp in 1996, Mr. Stevens was the managing partner of Thompson Hine LLP, a law firm serving as counselors, advisors and advocates to a full spectrum of clients ranging from major public and private corporations to financial institutions, governments, nonprofit organizations, venture capitalists and individual entrepreneurs.

Mr. Stevens (age 61) is a member of the Financial Services Roundtable and the New York Bankers Association as well as other professional, civic, and community organizations.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors.  During the year ended December 31, 2010, there were eight meetings of KeyCorp’s Board of Directors. Each member of KeyCorp’s Board attended at least 75% of the aggregate of the meetings held by KeyCorp’s Board of Directors and the meetings held by the committees of the Board on which such member served during 2010.

KeyCorp Board members are expected to attend KeyCorp’s Annual Meetings of Shareholders. All Board members attended the 2010 Annual Meeting.

KeyCorp’s Board of Directors currently exercises certain of its powers through its Audit, Compensation and Organization, Executive, Nominating and Corporate Governance, and Risk Management Committees. Each Committee has a Charter that can be found at www.key.com/ir.

Audit Committee.  Mss. Gillis and Manos and Messrs. Bares (Chair), Menascé, and Stack (both Mr. Bares and Mr. Menascé are retiring at the 2011 Annual Meeting) are the current members of the Audit Committee. The functions of this Committee generally include matters such as oversight review of the financial information provided to KeyCorp’s shareholders, appointment of KeyCorp’s independent auditors, review of fees and services of the independent auditors, oversight review of the material examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities, service as the audit committee of KeyCorp’s banking subsidiary, oversight review of allowance for loan and lease losses methodology together with the Risk Management Committee, oversight review relating to financial reporting, compliance, legal, and information security and fraud risk matters, and supervision and direction of any special projects or investigations deemed necessary. A further discussion of the Committee’s functions is set forth on page 25 of this proxy statement under the heading “Board Oversight of Risk.” KeyCorp’s Audit Committee met thirteen times in 2010.

Compensation and Organization Committee.  Dr. Cartwright and Messrs. Campbell (Chair), Carrabba, and Cutler are the current members of KeyCorp’s Compensation and Organization Committee. The functions of this Committee generally include:

1.	developing, reviewing and approving KeyCorp’s compensation philosophy and related programs,

2.	determining the compensation and terms of employment of senior executives, including incentive compensation arrangements, deferred compensation arrangements, change of control agreements and equity compensation,

3.	determining participants and awards under executive incentive compensation plans and deferred compensation plans and in, connection therewith, approving performance metrics and goals to provide for balanced risk taking incentive compensation arrangements,

4.	reviewing with Risk Management, the compatibility of incentive compensation arrangements with internal controls and risk management and monitoring performance, and reviewing the design and function of, incentive compensation arrangements,

5.	approving employee and officer retirement, compensation and benefit plans or amendments,

6.	reviewing organization structure and staffing, KeyCorp’s management depth, management development and succession plans, and

7.	reviewing the Compensation Discussion and Analysis for the proxy statement.

The Committee met seven times in 2010. The Committee may delegate its authority to a subcommittee of its members.

The Committee approves the goals and objectives of the Chief Executive Officer and other corporate senior executive officers and thereafter evaluates their performance in light of those goals and objectives. Based on this evaluation, the Committee approves their compensation and any adjustments or other changes to this compensation. The Committee takes into account, among other factors, the recommendation of the Chief Executive Officer and his direct reports as to the compensation of other senior executives.

On a semi-annual basis, the Committee discusses, evaluates and reviews with KeyCorp’s senior risk officers the compensation programs of the CEO and the Named Executive Officers (Key Officers) to ensure that these compensation programs do not encourage Key Officers to take unnecessary and excessive risks that threaten the value of KeyCorp. The design and function of KeyCorp’s various employee compensation programs are reviewed to identify and limit the risks posed to KeyCorp by such programs, as well as to ensure the programs:

•	do not encourage the manipulation of KeyCorp’s reported earnings to enhance the compensation of any KeyCorp employees,

•	do not encourage excessive risk-taking beyond the ability to identify and mitigate risk, and

•	are compatible with effective organization controls and risk management and supported by strong corporate guidance.

This review meets the requirements of Section 111 of the Emergency Economic Stabilization Act of 2008 (EESA), as amended by the American Recovery and Reinvestment Act of 2009 (ARRA).

The Committee retains Compensation Advisory Partners LLC (“Compensation Advisory Partners”) to assist the Committee in its evaluation of KeyCorp’s various executive compensation programs. Compensation Advisory Partners serves as an independent consultant at the direction and for the benefit of the Committee and will not perform any services for any other KeyCorp entity or affiliate. A representative of Compensation Advisory Partners attends all Committee meetings and frequently meets with the Committee without the presence of KeyCorp management.

Compensation Advisory Partners’ services to the Committee include:

1.	recommending targeted pay position for total compensation and the desired mix between the primary components such as base salary, short-term and long-term incentive compensation for senior executives,

2.	assisting in determining an appropriate peer group for executive compensation and performance comparisons,

3.	advising on annual and long-term incentive design and implementation, including plan structure, performance metrics, award opportunities and vesting conditions,

4.	assisting in determining progress against incentive compensation performance goals for senior executives, and

5.	reporting on trends in executive compensation, as well as any other ad hoc services relating to executive compensation requested by the Committee.

Compensation Advisory Partners may work with management in order to gain an understanding of the Company’s business strategy, compensation and benefits practices and culture, scope of executive’s positions and to obtain relevant data that is not publicly disclosed. For 2010, Compensation Advisory Partners’ fee was $334,184 for the services provided.

A fuller explanation of the Committee process relative to executive compensation is presented in the Compensation Discussion and Analysis found on page 35 of this proxy statement.

Executive Committee.  Dr. Cartwright, Ms. Manos, and Messrs. Bares, Carrabba, Cutler, Menascé, Meyer (Chair), Sanford, and Stevens (Mr. Meyer is retiring as Chair and Chief Executive Officer and as a member of the Board of Directors of KeyCorp on May 1, 2011) are the current members of KeyCorp’s Executive Committee. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. The Executive Committee did not meet in 2010.

Nominating and Corporate Governance Committee.  Messrs. Bares, Campbell, Cutler (Chair), and Dallas and Ms. Gillis are members of KeyCorp’s Nominating and Corporate Governance Committee. The Committee serves as the nominating committee for KeyCorp and, as such, recommends to the Board nominees or candidates to stand for election as directors. The Committee oversees the annual board self-assessment process, including the individual director self-assessments, and KeyCorp’s policies and practices on significant issues of corporate social responsibility. In addition, the functions of the Committee include matters such as oversight of board corporate governance matters generally, the annual review and recommendation to the Board of Directors of a director compensation program that may include equity based and incentive compensation plans and oversight review of KeyCorp’s directors’ and officers’ liability insurance program. The Nominating and Corporate Governance Committee met six times in 2010.

The Committee uses market data to aid it in its annual review of KeyCorp’s director compensation program. No executive officer has any role in determining the amount of director compensation although the Committee may seek assistance from executive officers of KeyCorp in designing equity compensation plans. The Committee may delegate its authority to a subcommittee of its members. No change in director compensation was made in 2010.

The director annual cash retainer has not increased since 2003. Equity awards are granted to directors under the Directors’ Deferred Share Plan which was adopted in 2003 and replaced the Directors’ Stock Option Plan. Awards under the Directors’ Deferred Share Plan have not changed since the Plan’s inception. Other than several adjustments to fees paid to the Chairs of the Audit, Compensation and Organization, and Risk Management Committees, director meeting fees have not increased since 1994.

The Committee uses the following criteria in director recruitment: (a) the nominee must have a record of high integrity and other requisite personal characteristics and must be willing to make the required time commitment; (b) the nominee should have a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role, in a large or recognized organization (profit or nonprofit, private sector or governmental, including educational institutions, civilian or military); (c) the nominee should have a high level of professional or business expertise in areas of relevance to KeyCorp (such as technology, global commerce, marketing, finance, risk management, etc); (d) in the case of outside directors, the nominee should meet the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors; (e) the nominee should not be serving as a director of more than (i) two other public companies if he or she is a CEO of a public company, or (ii) three other public companies if he or she is not a CEO of a public company; (f) the nominee must demonstrate the ability to think and act independently as well as the ability to work constructively in the overall Board process; and (g) additional factors in evaluating the above skills would be a preference for nominees that improve the diversity of the Board in terms of gender, race, religion and/or geography. The above criteria other than (a) are not rigid rules that must be satisfied in each case, but are flexible guidelines to assist in evaluating and focusing the search for director candidates.

In evaluating potential first-time Board nominees, the Committee will consider: (a) the skills and business experience needed for the Board, (b) the current and anticipated composition of the Board in light of the business activities and needs of KeyCorp and the diverse communities and geographies served by KeyCorp, and (c) the interplay of the nominee’s expertise and professional/business background in relation to the expertise and professional/business background of current Board members, as well as such other factors (including diversity) as the Committee deems appropriate. The Committee considers its search for a nominee successful if a nominee is found based on these considerations.

The invitation to join the Board as a first-time director or to stand for election as a first-time nominee for director is extended by the Chair of the Committee after discussion with and approval by the Committee. Upon acceptance of the invitation by the proposed candidate, the recommendation of the candidate by the Committee will be made to the full Board for final approval.

The Committee has sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm fees and other retention terms. The Committee presently uses an independent search firm in identifying candidates. The Committee is continually in the process of identifying potential director candidates and Board members are encouraged to submit to the Chair of the Committee any potential nominee that any individual director would like to suggest.

Shareholders may submit to the Chair of the Committee any potential nominee that the shareholder would like to suggest. Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including (a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and (f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at the meeting at which directors are to be elected and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons). Shareholder recommendations should be provided to the Secretary of KeyCorp who will forward the materials to the Chair of the Committee.

Risk Management Committee.  Mss. Gile and Snyder and Messrs. Dallas (Chair) and Sanford are the current members of KeyCorp’s Risk Management Committee. The functions of the Committee generally include matters such as oversight review of risk management matters relating to credit risk, market risk, and liquidity risk, asset/liability management policies and strategies, compliance with regulatory capital requirements, KeyCorp’s capital structure and capital management strategies, including compliance with regulatory capital requirements, KeyCorp’s portfolio of “Corporate-Owned Life Insurance,” technology-related plans, policies, and major capital expenditures, the capital expenditure process, and together with the Audit Committee oversight review of allowance for loan and lease losses methodology. In addition, the Committee is charged with exercising the authority of the Board of Directors in connection with the authorization, sale and issuance by KeyCorp of debt and certain equity securities and the approval of certain capital expenditures. The Committee is charged with making recommendations to the Board of Directors with respect to KeyCorp’s dividend and share repurchase authorizations. A further discussion of the Committee’s functions is set forth on page 25 of this proxy statement under the heading “Board Oversight of Risk.” The Risk Management Committee met six times in 2010.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has established and follows a corporate governance program and has assigned the Nominating and Corporate Governance Committee responsibility for the program. Following are KeyCorp’s Corporate Governance Guidelines as adopted by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

I.	DIRECTOR RESPONSIBILITY

Members of the Board of Directors are expected to exercise their business judgment to act in what they believe to be in the best interests of KeyCorp. In discharging this responsibility, Board members are entitled to rely on the honesty and integrity of KeyCorp’s senior officers and outside advisors and consultants. Board members are expected to attend the Annual Meeting of Shareholders, Board meetings and meetings of committees upon which they serve and to review materials distributed in advance of meetings.

II.	BOARD OF DIRECTORS SELF ASSESSMENT

The Board conducts an annual self-assessment process under the auspices of the Nominating and Corporate Governance Committee through self-assessment questionnaires to all Board members. The questionnaires are divided into two parts with the first part consisting of general Board self-assessment questions and the second part consisting of individual director self-assessment questions. The results of the general Board portion of the director self-assessment questionnaires are reviewed by the Board and changes in KeyCorp’s corporate governance process are based on the results of the Board’s review and analysis of the self-assessment questionnaires. Pursuant to the self-assessment process, the Board reviews, among other matters, agenda items, meeting presentations, advance distribution of agendas and materials for Board meetings, interim communications to directors, and access to and communications with senior management. The results of the individual director self-assessment portion of the questionnaire are reviewed by the members of the Nominating and Corporate Governance Committee. The Committee annually reviews the directors’ effectiveness taking into account the results of the incumbent directors’ individual self-assessment questionnaires, the Board’s Director Recruitment Guidelines, the existing mix of skills, core competencies and qualifications of the Board as a whole, and other factors that the Committee determines to be relevant.

III. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS/LEAD DIRECTOR

The outside [non-management] directors routinely meet at regularly scheduled Board meetings in executive session without inside directors or executive management present. The Chair of the Nominating and Corporate Governance Committee presides over these executive sessions and serves as KeyCorp’s lead director.

IV.	BOARD COMPOSITION

Not more than two directors will be “inside” directors (i.e., directors who are at the time also officers of KeyCorp). A retired Chief Executive Officer of KeyCorp shall no longer serve on the Board after he or she ceases to hold such office, except for a short interim transition period in which such person may serve as Chairman of the Board after ceasing to be Chief Executive Officer.

Three “inside” directors shall be permitted between November 18, 2010 and May 1, 2011, the date of Henry Meyer’s retirement from the Board.

V.	DIRECTOR INDEPENDENCE

The Board has adopted standards for determining “independence” of directors and determined that at least two-thirds of KeyCorp’s directors and all members of the Board committees performing the audit, compensation, corporate governance, and nominating functions must meet these independence standards. The standards for determining independence are [discussed on page 26 of this proxy statement]. In addition, members of the Audit Committee must comply with Rule 10A-3 of the Securities Exchange Act of 1934 which requires that an Audit Committee member must not be affiliated with KeyCorp nor accept directly or indirectly any fee from KeyCorp for accounting, consulting, legal, investment banking or financial advisory services.

VI.	MAJORITY VOTING

In an uncontested election, any incumbent director who is a nominee for director who receives a greater number of votes “Against” his or her election than votes “For” such election (a “Holdover Director”) shall submit to the Board of Directors promptly following certification of the shareholder vote a written offer to resign as a director. Neither abstentions nor broker non-votes shall be deemed votes cast “For” or “Against” a nominee’s election. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. As soon as practicable thereafter, the Board will disclose its decision (citing the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in accordance with KeyCorp’s Disclosure Policy. Any director who submits a written offer to resign as a director pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept or reject the resignation offer. However, if each member of the Nominating and Corporate Governance Committee is a Holdover Director, then the directors who meet KeyCorp’s independence standards and who are not Holdover Directors shall appoint a special committee comprised exclusively of independent directors to consider the resignation offers and recommend to the Board to accept or reject them. Further, if the only directors who are not Holdover Directors constitute three or fewer directors, all directors may participate in the Board action regarding whether to accept or reject the resignation offers without action by the Nominating and Corporate Governance Committee or the appointment of or action by a special committee.

VII. DIRECTOR LEGAL OR CONSULTING FEES

The Board has determined that neither a director nor a firm affiliated with a director shall perform legal, consulting or other advisory services for KeyCorp, unless the Nominating and Corporate Governance Committee otherwise approves.

VIII. DIRECTOR RETIREMENT

The Board has adopted a retirement policy whereby an incumbent director is not eligible to stand for election as a director upon reaching age 70. Under the policy, a director is also requested to submit his or her resignation from the Board to the Nominating and Corporate Governance Committee in the event that the director retires from or otherwise leaves his or her principal occupation or employment. The Nominating and Corporate Governance Committee can choose to accept or reject the resignation.

IX.	DIRECTOR RECRUITMENT

The Board has adopted a formal policy delineating director recruitment guidelines to be utilized by the Board in identifying and recruiting director nominees for Board membership. The policy guidelines are designed to help insure that KeyCorp is able to attract outstanding persons as director nominees to the Board.

X.	DIRECTOR COMPENSATION

The Board has determined that approximately 50% (in value) of the Board’s compensation should be restricted or phantom stock based compensation in order to more closely align the economic interests of directors and shareholders. In addition, each year the Board reviews the cash component of its compensation which is in the form of director fees.

XI.	DIRECTOR STOCK OWNERSHIP GUIDELINES

KeyCorp has adopted stock ownership guidelines for KeyCorp’s outside directors which specify that each outside director should, by the fifth anniversary of such director’s initial election, own KeyCorp Common Shares with a value at least equal to four times KeyCorp’s outside director annual retainer, of which 1,000 of such shares should be directly owned by the director and be in the form of actual shares. For purposes of these guidelines, except for the 1,000 actual share requirement, Common Shares include actual shares, deferred or phantom stock units, and restricted shares.

XII. DIRECTOR ORIENTATION

A new director orientation is conducted for all new directors. The orientation consists of meetings with the Chief Executive Officer and other members of senior management including the senior officer who acts as the liaison for the committee(s) upon which the new director will serve.

XIII. DIRECTOR CONTINUING EDUCATION

Each director is encouraged to obtain the requisite training or education to fulfill his or her director responsibilities. In particular, if a director has accepted becoming Chair Elect of a Committee, in the year prior to the director becoming the Chair of the Committee, the director is encouraged to obtain director training and/or attend an educational session of relevance to that Committee. Similarly, within a year after accepting a new Committee assignment, a director is encouraged to obtain director training and/or attend an educational session of relevance to that Committee. Each director is expected to attend a director training or education session every three calendar years. KeyCorp will reimburse the reasonable costs and expenses of the training or education session incurred by the director (not including spousal expenses), including registration fees, travel, hotel accommodations and related meals, provided, however, if a director attends a session which will cover another company on whose board the director also serves, KeyCorp will, if the other company is willing, appropriately share the costs and expenses with the other company. Management will circulate brochures to directors of sessions. Directors are asked to advise management when they are signing up for a session.

XIV. LIMITATION ON PUBLIC COMPANY DIRECTORSHIPS

Unless the Nominating and Corporate Governance Committee determines otherwise, a director should not serve as a director of more than three other public companies (for a total of four including KeyCorp), except that a director who is the chief executive officer of a public company should only serve as a director of up to two other public companies (for a total of three including KeyCorp and his or her own company).

XV.	REPRICING OR BACK-DATING OPTIONS

The Board has determined that KeyCorp will not reprice or back-date options.

XVI. ONE YEAR HOLDING OF OPTION SHARES

The Compensation and Organization Committee has adopted a policy that stock options granted to the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer and all other Section 16 executives of KeyCorp will contain a provision requiring that all net shares obtained upon exercise of the option (less the applicable exercise price and withholding taxes) must be held for at least one year following the exercise date or, if later, until the executive’s stock ownership meets KeyCorp’s stock ownership guidelines. The policy applies to all options granted to such officers from and after the policy’s adoption.

XVII. SENIOR EXECUTIVE STOCK OWNERSHIP GUIDELINES

KeyCorp has adopted stock ownership guidelines for KeyCorp’s senior executives which specify that the Chief Executive Officer should own KeyCorp Common Shares with a value equal to at least five times salary payable in cash, of which 10,000 should be in the form of actual shares, that all members of KeyCorp’s Management Committee should own KeyCorp Common Shares with a value equal to at least three times their respective salary payable in cash, of which 5,000 should be in the form of actual shares, and other corporate senior executives and line of business senior executives whose compensation is subject to individual review and approval by the Compensation and Organization Committee should own KeyCorp Common Shares with a value at least equal to two times their respective salary payable in cash, of which 2,500 should be in the form of actual shares. Newly hired executives and recently promoted executives are encouraged to meet or exceed their required ownership levels within three years of the date they become subject to the guidelines and are required to comply within five years. Once an executive has achieved compliance, he/she will be considered to be in compliance for up to three years unless they take action (i.e. sale of shares) which takes them out of compliance. For purposes of these guidelines, Common Shares include actual shares, restricted shares and phantom stock units.

XVIII. SENIOR EXECUTIVE OFFICER COMPLIANCE WITH PROVISIONS OF THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

KeyCorp’s Senior Executive Officers, as defined by the Emergency Economic Stabilization Act of 2008 (“EESA”), shall comply with all provisions of the EESA including, without limitation, agreeing to the recovery or “clawback” of any bonus and incentive compensation paid to the Executive based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate.

XIX. REVIEW OF BENEFIT PLANS FOR COMPLIANCE WITH THE PROVISIONS OF THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

The Compensation and Organization Committee reviews KeyCorp’s incentive compensation arrangements for Senior Executive Officers with KeyCorp’s Chief Risk Officer and Chief Auditor to assure these incentive compensation arrangements do not encourage KeyCorp’s Senior Executive Officers to take unnecessary and excessive risks and thereby threaten the value of KeyCorp.

XX.	EXTENSIONS OF CREDIT COLLATERALIZED BY KEYCORP STOCK

The Board has determined that neither KeyCorp nor its subsidiaries will extend to any director or executive officer covered by KeyCorp’s stock ownership guidelines credit collateralized by KeyCorp stock.

XXI. FORMAL EVALUATION OF CHIEF EXECUTIVE OFFICER

The Compensation and Organization Committee conducts an annual evaluation of the Chief Executive Officer which includes soliciting input from the full Board. The results of the annual evaluation are discussed with the Board as a whole in executive session.

XXII. ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

Board members have complete access to KeyCorp’s management. If the Board member feels that it would be appropriate, the member is asked to inform the Chief Executive Officer of his or her contact with the officer in question. Members of senior management normally attend portions of each Board meeting. The Board may, when appropriate, obtain advice and assistance from outside advisors and consultants.

XXIII. SUCCESSION PLANNING/MANAGEMENT DEVELOPMENT

The Compensation and Organization Committee, as a part of its oversight of the management and organizational structure of KeyCorp, annually reviews and approves KeyCorp’s management succession plan for the CEO and other senior officers and annually reviews KeyCorp’s program for management development and, in turn, reports on and reviews these matters, and their independent deliberations, with the Board in executive session.

XXIV. AUDITOR PROHIBITED FROM DOING PERSONAL TAX WORK FOR SENIOR EXECUTIVE OFFICERS

KeyCorp’s independent auditors shall not serve as the personal tax advisors or preparers for KeyCorp senior executives who are members of KeyCorp’s Management Committee, officers of KeyCorp in a financial reporting oversight role or their immediate families unless exempted by the rules of the Public Company Accounting Oversight Board, or executives of KeyCorp who are expatriates.

XXV. CORPORATE GOVERNANCE FEEDBACK

The Board encourages management to meet periodically with significant investors to discuss KeyCorp’s corporate governance practices. Management reports the results of the meetings to the Nominating and Corporate Governance Committee in order that the Board can more readily consider the views of significant investors when the Board shapes its corporate governance practices.

XXVI. COMMITTEE STRUCTURE

The Board exercises certain of its powers through its Audit, Compensation and Organization, Nominating and Corporate Governance, Executive, and Risk Management Committees. Each Committee has a Charter that defines the scope of its duties and responsibilities. Each Committee reviews its Charter annually and recommends its approval to the full Board which in turn approves the Charter. The Audit, Compensation and Organization, and Nominating and Corporate Governance Committees are comprised of only independent directors. Each Board member sits on at least one Committee. The frequency, length and agendas of Committee meetings are determined by the Committee Chair in consultation with Committee members and appropriate members of senior management. The Committee Chair reports to the full Board on the matters undertaken at each Committee meeting. The Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk Management Committees meet in executive session on a regular basis.

CORPORATE GOVERNANCE ENHANCEMENTS

In 2010, the KeyCorp Board of Directors formed a special Board committee to review KeyCorp’s executive compensation practices with a view to enhancing these practices where appropriate. The committee reported to the Board in December 2010 and recommended specific enhancements to KeyCorp’s corporate governance practices as they relate to executive compensation. The Board believes that these enhancements are in the best interests of KeyCorp’s shareholders and constitute “best practices” relative to executive compensation. The Board and management are in the process of implementing the committee’s recommendations, which are as follows:

•	KeyCorp, either through the Compensation and Organization Committee or the Board of Directors, should make an appropriate formal response to the non-binding shareholder vote declining to approve KeyCorp’s executive compensation in 2010.

•	The Compensation and Organization Committee should reaffirm its historical “Pay for Performance” approach to compensation and provide for an annual Board discussion of its philosophy on compensation, consistent with applicable regulations, before the Compensation and Organization Committee sets compensation for that year.

•	KeyCorp should adopt a policy, consistent with the independence of the Compensation and Organization Committee under applicable law, to allow a full Board of Directors discussion of KeyCorp’s compensation philosophy, programs and implementation on a periodic basis to improve full Board’s awareness and understanding of executive compensation. At one Board meeting each year, the Board should be briefed on the structure of KeyCorp’s incentive compensation plans and the compensation philosophy that drives them.

•	KeyCorp should implement a mechanism for the Risk Management Committee and Audit Committee to make the Compensation and Organization Committee aware of issues that may impact KeyCorp’s future financial performance and therefore affect incentive compensation awards.

 — The Risk Management Committee should routinely look at concentrations of business and the incentive compensation associated with those businesses and then advise the Compensation and Organization Committee of its findings.

 — Similarly, the Audit Committee should oversee regular audits of the compensation process, whether by KeyCorp’s internal or external auditors as appropriate, and should make the Compensation and Organization Committee aware of the audit results as well as any other issues that may impact KeyCorp’s future financial performance and therefore affect incentive compensation awards.

•	When KeyCorp has repaid Troubled Asset Relief Program (“TARP”) funds and is able to return to its Pay for Performance approach to executive compensation without the limitations imposed upon TARP participants, appropriate measures should be implemented by which the Board of Directors can assess KeyCorp’s alignment in practice with its Pay for Performance philosophy. Performance against these measures should be communicated to the Board and shareholders on a regular basis.

•	When KeyCorp is fully able to re-implement its Pay for Performance approach to executive compensation, incentive compensation should be tied primarily to performance-based measures and length-of-service measures should be used sparingly. Incentive compensation also should include risk adjustments where appropriate.

•	KeyCorp should develop a policy for determining the impact of extraordinary events on compensation decisions and for dealing systematically with the impact that extraordinary financial events have on incentive compensation awards.

•	Where KeyCorp identifies a significant risk that potentially affects executive compensation in a material way, the Compensation and Organization Committee should assess whether and how that risk should be allocated for compensation purposes.

•	As an ongoing objective, KeyCorp should reduce the number and type of incentive compensation plans currently in place to an optimal level for aligning pay and performance.

•	To assure separation of KeyCorp’s management’s opinions from those of the independent compensation consultant, the Compensation and Organization Committee should consider retaining a consultant independent of the compensation consultant who works with KeyCorp management in developing recommended compensation plans and performance targets, and also should consider retaining independent counsel for the Compensation and Organization Committee.

•	To improve the communication of the linkage between its compensation philosophy and practices, KeyCorp should review the Compensation Discussion and Analysis format to eliminate repetition, excess verbiage, and unnecessary use of technical language, to develop a more “reader friendly” document, and to provide as “plain English” an approach to the CD&A as practicable.

On March 24, 2011, KeyCorp entered into a proposed settlement agreement with the plaintiffs in a shareholder lawsuit currently pending in an Ohio federal court. As part of the proposed settlement, KeyCorp will implement the corporate governance enhancements described above and will adopt certain agreed-upon implementation steps in connection with those enhancements. As part of the proposed settlement, the stock options granted to Mr. Meyer effective June 12, 2009 with an original expiration date of June 12, 2019 will be shortened to expire on April 30, 2015. Mr. Meyer will not be granted a new award of stock options or restricted stock for the 2011 plan year. If the Board subsequently adopts any long-term equity compensation program now that KeyCorp has repaid its TARP obligations, Mr. Meyer will not be eligible to participate in any such program.

BOARD LEADERSHIP STRUCTURE

Our governance structure follows a successful leadership model under which our Chief Executive Officer also serves as Chairman of the Board. Several years ago, our Board created the position of Lead Director, and Alexander M. Cutler, who has served on our Board since 2000, serves as Lead Director. The Lead Director assumes specific responsibilities, including chairing executive sessions of the Board, actively participating in setting the agenda for Board meetings with the Chairman on behalf of the independent directors, and acting as the primary non-management contact for shareholders.

The Board recognizes that different leadership models may, depending upon individual circumstances, work for other companies and may be appropriate for our company under different circumstances. Currently, we believe that our Company has been well-served by the combined Chief Executive Officer and Chairman leadership structure, complemented by an effective Lead Director. We believe the Company has greatly benefited from having a single person setting the tone and direction for our Company and having primary responsibility for managing our operations, while allowing the Board to carry out its oversight responsibilities with the full involvement of each independent director.

Our Board is currently comprised of thirteen independent directors and three members of management. Of our thirteen independent directors, five are currently serving or have served as a chief executive officer of a publicly traded company. Each committee of the Board is chaired by an independent director. Both our outgoing and new Chairman and Chief Executive Officer have benefited from the extensive leadership experience of our Board of Directors.

Annually, the Board evaluates the leadership structure and it will continue to do so as circumstances change, including when a new Chief Executive Officer is elected. We reviewed our leadership structure when we elected Ms. Mooney as our Chief Executive Officer (effective May 1, 2011) and determined that our current leadership structure — under which our Chief Executive Officer serves as Chairman of the Board, our Board committees are chaired by independent directors, and a Lead Director assumes specified responsibilities on behalf of the independent directors — continues to be the optimal Board leadership structure for our Company and our shareholders.

BOARD OVERSIGHT OF RISK

The Board of Directors has delegated the primary oversight responsibility for risk to the Audit Committee and the Risk Management Committee. The Audit Committee has oversight responsibility over internal audit, financial reporting, compliance and legal matters, the implementation, management, and evaluation of operational risk and controls, and information security and fraud risk. The Risk Management Committee has oversight responsibility over credit risk, market risk and liquidity risk. The Committees jointly provide oversight review of the allowance for loan and lease losses methodology. The Chairs of each Committee report to the full Board at each Board meeting on risk oversight issues.

As part of the risk oversight process, the Board has formed a senior level management committee called the Enterprise Risk Management Committee (the “ERM Committee”). The ERM Committee consists of Ms. Mooney and other senior officers at KeyCorp including Mr. Hyle, KeyCorp’s Chief Risk Officer. The ERM Committee meets weekly and is the central governance committee to manage risk and to insure that the corporate risk profile is managed in a manner consistent with the KeyCorp risk appetite. The ERM Committee also is responsible for implementation of KeyCorp’s Enterprise Risk Management Program. This Program encompasses KeyCorp’s risk philosophy, policy, framework and governance structure for the management of risks across the entire company. The ERM Committee reports to the Risk Management Committee. The Board of Directors approves the Enterprise Risk Management Program as well as KeyCorp’s risk appetite.

The Board through its Compensation and Organization Committee also oversees risk as it relates to KeyCorp’s compensation policies and practices. A full discussion of this issue is set forth in the Compensation and Organization Committee Report (Including Discussion of Compensation Policies and Practices as They Relate to Risk Management) set forth on page 68 of this proxy statement.

COMMUNICATIONS WITH THE BOARD

Interested parties may make their comments and views about KeyCorp known to the directors by directly contacting the Lead Director by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Lead Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and marked “Confidential.”

DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

As part of its Corporate Governance Guidelines, the Board has adopted categorical standards to determine Director independence that conform to the New York Stock Exchange independence standards. The specific KeyCorp standards are set forth on KeyCorp’s website: www.key.com/ir. Generally, under these standards, a director is not independent:

(1) if he or she or an immediate family member has received during any twelve-month period within the last three years more than $100,000 in direct compensation from KeyCorp (other than current or deferred director fees) (directly compensated individual);

(2) if, within the past three years, he or she has been employed by KeyCorp or an immediate family member has been an executive officer of KeyCorp (former employee);

(3) if (a) he or she or an immediate family member is a current partner of a firm that is KeyCorp’s internal or external auditor; (b) he or she is a current employee of such a firm; (c) he or she has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance practice; or (d) he or she or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on KeyCorp’s audit within that time (former auditor);

(4) if, within the past three years, he or she has been employed by a company upon whose board an executive officer of KeyCorp concurrently serves or an immediate family member has been employed as an executive officer by a company upon whose compensation committee an executive officer of KeyCorp concurrently serves (interlocking director);

(5) if he or she is employed by, or an immediate family member is an executive officer of, a significant customer or supplier of KeyCorp. An entity is a significant customer of KeyCorp if during any of the last three years the customer made payments for property or services to KeyCorp in an amount that exceeded the greater of $1 million or 2% of the customer’s consolidated gross revenues. Likewise, an entity is a significant supplier of KeyCorp if during any of the last three years the amount paid to the supplier by KeyCorp exceeded the greater of $1 million or 2% of the supplier’s consolidated gross revenues (significant customer or supplier);

(6) if he or she is an executive officer of a not-for-profit entity that has received significant contributions from KeyCorp during the last three years. An entity will be deemed to have received significant contributions from KeyCorp if KeyCorp’s annual contribution to the entity exceeds the greater of $1 million or 2% of the entity’s total annual revenues (significant charitable contribution recipient); or

(7) if he or she has, or is affiliated with an entity that has, a loan from KeyCorp which (a) was not made in the ordinary course of business by a KeyCorp subsidiary, (b) was not made on the same terms as comparable transactions with other persons, (c) involved when made more than the normal risk of collectability, or (d) is characterized as criticized or classified by the KeyCorp subsidiary (non-independent borrower).

Messrs. Meyer and Stevens and Ms. Mooney are not independent because they are employees of KeyCorp. As an employee of KeyCorp, Mr. Meyer and members of his immediate family received in 2010 a standard employee discount on trust services provided by KeyCorp totaling approximately $10,629 and Mr. Stevens and members of his immediate family received in 2010 the same type of discount totaling approximately $2,015. The Board of Directors has determined that all other members of the Board of Directors (i.e., Dr. Cartwright, Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Bares, Campbell, Carrabba, Cutler, Dallas, Menascé, Sanford, and Stack) are independent and that Lauralee Martin was independent prior to her retirement on November 18, 2010. The determination was made by reviewing the relationship of each of these individuals to KeyCorp in light of the KeyCorp categorical standards of independence and such other factors, if any, as the Board deemed relevant. Members of the Audit, Compensation and Organization, and Nominating and Corporate Governance Committees are all independent.

In determining the independence of the aforementioned members of the Board of Directors, the Board considered certain transactions, relationships, or arrangements between those directors and KeyCorp. The Board determined that none of these transactions, relationships, or arrangements is in conflict with KeyCorp’s categorical standards of independence and that no such transaction, relationship or arrangement is material or impairs any director’s independence for any other reason. The transactions, relationships, and arrangements considered by the Board and determined to be immaterial were as follows:  Dr. Cartwright, Messrs. Bares, Campbell, Carrabba, Cutler, and Sanford, and Ms. Snyder were customers of one or more of KeyCorp’s subsidiary banks or other subsidiaries during 2010 and had transactions with such banks or other subsidiaries in the ordinary course of business. In addition, Dr. Cartwright, Messrs. Bares, Campbell, Carrabba, Cutler, and Menascé, and Mss. Gillis, Martin, and Snyder are officers of, or have a relationship with, corporations or are members of partnerships that were customers of such banks or other subsidiaries during 2010 and had transactions with such banks or other subsidiaries in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to KeyCorp, and did not involve more than normal risks of collectability or present other unfavorable features. Similar transactions continue to be effected during 2011. KeyCorp entered into three unrelated transactions with Jones Lang LaSalle, Inc. prior to Ms. Martin’s retirement on November 18. Ms. Martin is the Chief Operating and Financial Officer of Jones Lang LaSalle, Inc. The first transaction was for property maintenance services. The work was competitively bid and Jones Lang LaSalle was the lowest and best bidder. The amount of the transaction is approximately $2,400,000 which is .08% of Jones Lang LaSalle’s 2010 revenues. The second transaction involved the hiring of Jones Lang LaSalle to assist in auctioning off certain KeyCorp properties. Jones Lang LaSalle received approximately $350,000 for this work which is approximately .01% of Jones Lang LaSalle’s 2010 revenues. The third transaction was for work as project construction manager for certain KeyCorp properties. The amount of this project is $250,000 which is .009% of Jones Lang LaSalle’s 2010 revenues.

BlackRock, Inc. and FMR LLC (“Fidelity”) both reported that they, together with related entities, are the beneficial owners of more than 5% of KeyCorp’s Common Shares, as indicated under the heading of “Share Ownership and Other Phantom Stock Units” set forth later in this proxy statement. During 2010, KeyBank National Association, KeyCorp’s principal banking subsidiary, engaged BlackRock Financial Management, Inc., a subsidiary of BlackRock, to perform certain financial advisory and valuation services for a fee of approximately $833,000. Additionally, in 2010, KeyCorp’s broker-dealer subsidiaries engaged in the purchase and sale of fixed income and equity securities and mutual funds with various entities affiliated with BlackRock as well as with various entities affiliated with Fidelity. Our commission on the transactions with the Blackrock entities was approximately

$1.9 million and our commission on the transactions with the Fidelity entities was approximately $3 million. All of these transactions were conducted at arms’ length in the ordinary course of business of each party to each transaction.

KeyCorp has adopted a Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons. A copy of the Policy can be found at www.key.com/ir. The transactions subject to the Policy include any transaction, relationship, or arrangement with KeyCorp in which any director, executive officer or other related person has a direct or indirect material interest other than transactions, relationships or arrangements excepted by the Policy. These exceptions include transactions available to all KeyCorp employees generally, transactions involving compensation or indemnification of executive officers or directors authorized by the Board of Directors or one of its committees, transactions involving reimbursement for routine expenses, and transactions occurring in the ordinary course of business. The Nominating and Corporate Governance Committee is responsible for applying the Policy and uses the factors included in the Policy in making its determinations. These factors include whether the transaction is in conformity with KeyCorp’s Code of Ethics and Corporate Governance Guidelines and is in KeyCorp’s best interests; whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; whether the transaction would be disclosable under Item 404 of Regulation S-K under the Exchange Act; and whether the transaction could call into question the independence of any of KeyCorp’s outside directors.

Issue Two

APPROVAL OF KEYCORP
2011 ANNUAL PERFORMANCE PLAN

General

On January 20, 2011, KeyCorp’s Board of Directors approved the KeyCorp 2011 Annual Performance Plan (the “Annual Plan”). The purpose of the Annual Plan is to advance the interests of KeyCorp and its shareholders and assist KeyCorp in attracting and retaining key employees by providing annual incentives that are intended to be deductible to the maximum extent possible as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

The following summary describes the principal terms of the Annual Plan. The description of the Annual Plan is qualified by reference to the full text of the Annual Plan, which is included as Appendix A to this Proxy Statement.

Summary of the Annual Plan

Administration.  The Annual Plan will be administered by the Compensation and Organization Committee (the “Committee”). In administering the Annual Plan, the Committee will approve the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary for the administration of the Annual Plan, based on the recommendations of senior management. Senior management will execute the provisions of the Annual Plan in accordance with the Committee’s directions. The Annual Plan will be interpreted and operated consistent with the intention that all awards granted under the Annual Plan qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

Eligibility.  The individuals eligible to participate in the Annual Plan will consist of the Chief Executive Officer and any of the officers of KeyCorp reporting directly to the Chief Executive Officer who are selected by the

Committee. If approved by shareholders, approximately six officers of KeyCorp would be eligible to participate in the Annual Plan for 2011. KeyCorp’s ability to make awards under the Annual Plan will be impacted by KeyCorp’s status as a TARP recipient.

Establishment of Incentive Opportunities.  On or before March 30 of each year, the Committee will select objective performance goals to be used in determining the total bonus “pool” available under the Annual Plan. The bonus pool will be a dollar amount calculated by reference to specified levels of or growth in any one or more of the following “corporate performance goals”: earnings per share, total revenue, net interest income, noninterest income, net income, net income before tax, noninterest expense, efficiency ratio, return on equity, return on assets, economic profit added, loans, deposits, tangible equity, assets, net charge-offs, nonperforming assets, return on risk-weighted assets, total shareholder return, stock price, or pre-provision net revenue. The corporate performance goals may be described in terms of company-wide objectives or objectives that are related to the performance of any subsidiary, division, department, region or function of KeyCorp, and may be made relative to the performance of other companies.

On or before March 30 of each year, the Committee will also assign a percentage share of the bonus pool to each participant in the Annual Plan which will be the maximum amount that a participant can receive under the Annual Plan for that year. No participant will be assigned a percentage share worth more than $7,500,000.

Each year, the Committee will also establish performance goals for each participant, which may contain corporate, business unit and individual performance objectives. Whether or not a participant will receive all or any part of the percentage share assigned to him or her will be based on the achievement of the individual goals and corporate and business unit financial and strategic objectives established for that year. These corporate and business unit objectives may be based on the goals set forth above or any other measure.

Award Determinations.  At the end of each year, the Committee will certify in writing the achievement of the corporate performance goals and the total bonus pool based on the results of the corporate performance goal or goals. At that time, the Committee will also assess each participant’s performance against the individual goals established for each participant. The Committee will make a determination as to whether, and to what extent, the goals have been achieved. Based on this assessment, the Committee will determine whether each participant is entitled to a bonus and, if earned, what each participant’s bonus will be.

Payments.  Awards under the Annual Plan will be paid in cash within 70 days after the end of each year, but the awards exceeding $100,000 may be required to be deferred and paid in the form of restricted shares of KeyCorp common stock pursuant to KeyCorp’s Annual Incentive Plan. Awards earned under the Annual Plan may also be voluntarily deferred as provided under KeyCorp’s Deferred Savings Plan.

Forfeiture and Recovery of Awards.  The Committee retains the right at all times to decrease or terminate any award under the Annual Plan to ensure that awards conform with the intent of the Annual Plan and KeyCorp’s risk policies and guidelines or otherwise as provided pursuant to the Annual Plan. In addition, awards otherwise earned under the Annual Plan will be subject to forfeiture to, or recovery by, KeyCorp as determined by the Committee to comply with the requirements of the EESA, the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and KeyCorp’s Enterprise Risk Management risk requirements and policies.

Amendment and Termination of Annual Plan.  The Committee reserves the right to amend or terminate the Annual Plan in whole or in part, at any time and for any reason, by action of the KeyCorp Board of Directors. However, KeyCorp would seek shareholder approval for the amendment or termination of the Annual Plan to the extent required for awards granted under the Annual Plan to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Federal Income Tax Consequences

Under present Federal income tax law, a participant in the Annual Plan will be taxed at ordinary income rates on the amount of any payment received pursuant to the Annual Plan. To the extent that an award under the Annual Plan is paid in the form of restricted shares of KeyCorp common stock, the participant generally will be taxed at ordinary income rates at the time that such restricted shares become vested and in an amount equal to the fair market value of such shares of KeyCorp common stock on the vesting date.

Generally, and subject to the provisions of Section 162(m) of the Internal Revenue Code, KeyCorp will receive a Federal income tax deduction corresponding to the amount of income recognized by a participant in the Annual Plan.

Plan Benefits

It is not possible to determine specific amounts that may be awarded in the future under the Annual Plan.

Vote Required

The favorable vote of the holders of a majority of KeyCorp Common Shares present in person or by proxy and entitled to vote at the meeting will be required to approve the Annual Plan, provided that a majority of the outstanding shares is voted with respect hereto. If the Annual Plan is not approved, no awards will be paid under the Annual Plan.

The Board of Directors of KeyCorp unanimously recommends that the shareholders vote FOR the approval of the 2011 Annual Performance Plan.

Issue Three

AMENDMENT TO REGULATIONS TO REMOVE ALL SHAREHOLDER
VOTING REQUIREMENTS GREATER
THAN THE STATUTORY NORM

The Board of Directors is proposing that KeyCorp’s Code of Regulations be amended to remove all shareholder voting requirements greater than the statutory norms.

The decision of the Board of Directors to place the proposal before the shareholders is based on the recommendation of the Nominating and Corporate Governance Committee which consists entirely of independent directors. The Committee reviewed the matter and in reaching its decision considered the positions articulated by KeyCorp’s shareholders and their advisors.

Under the proposed amendment, four provisions of the Regulations would be amended:

First, Article I, Section 3(iv) of the Regulations would be revised. This section presently requires shareholders holding at least 50% of KeyCorp’s voting power to call a special meeting. The Board is proposing that the section be amended so that holders of shares holding only at least 25% of KeyCorp’s voting power may call a special meeting. This is the statutory norm under the Ohio Revised Code. The amendment will make it easier for shareholders to call a special meeting.

Second, Article II, Section 1 would be revised. This section presently requires that shareholders holding at least 75% of KeyCorp’s voting power must vote in favor of fixing or changing the number of directors unless the Board of Directors recommends the proposal. If the Board of Directors recommends the proposal, only the vote of those holding a majority of KeyCorp’s voting power must vote to fix or change the number of directors. The Ohio statutory norm requires that once a quorum exists, the affirmative vote of a majority of KeyCorp shares represented in person or proxy at that meeting is needed to fix or change the number of directors. The Board is proposing that the statutory norm be followed and that only the affirmative vote of a majority of shares represented in person or proxy at a meeting (so long as a quorum is present) be required to fix or change the number of directors. Again, this amendment would make it easier for the shareholders to fix or change the number of directors.

Third, Article I, Section 11(b) would be revised. This section requires that shareholders holding at least 75% of KeyCorp’s voting power may remove a director. The proposal would require that the affirmative vote of shareholders holding only a majority of KeyCorp’s voting power would be required to remove a director. This is the statutory norm under the Ohio Revised Code. This amendment would make it easier for the shareholders to remove a director.

Finally, Article X would be revised. This section presently requires that shareholders holding at least 75% of KeyCorp’s voting power must vote to amend the Regulations unless the Board of Directors recommends the proposed amendment. If the Board of Directors recommends the proposal, only the vote of those holding a majority of KeyCorp’s voting power must vote in favor of amending the Regulations. The Board of Directors is recommending that the vote of only those holding a majority of KeyCorp’s voting power be required to amend the Regulations in all cases. This the statutory norm under the Ohio Revise Code. This amendment would make it easier for the shareholders to amend the Regulations.

The Regulations contain certain provisions for the protection of holders of the preferred stock of KeyCorp. None of these proposals affect the rights of holders of preferred stock and therefore only a vote of the holders of Common Shares is required on this proposal.

The text of the proposed amendment is set forth in Appendix B to this proxy statement.

Vote Required.  As stated above, the Regulations may be amended by the affirmative vote of holders of shares entitled to exercise 75% of the voting power on such proposal, unless such amendment is recommended by two-thirds of the authorized Board of Directors, in which case the requisite vote is a majority of the voting power of KeyCorp. Because at least two-thirds of the entire authorized Board of Directors has recommended this proposed amendment, the affirmative vote of the holders of KeyCorp’s Common Shares entitling them to exercise a majority of the voting power of KeyCorp is required to adopt this amendment to the Regulations.

The Board of Directors of KeyCorp unanimously recommends that the shareholders vote FOR adoption of this amendment to the Regulations.

Issue Four

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 2011. The Board of Directors recommends ratification of the appointment of Ernst & Young. The favorable vote of the holders of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting will be required for such ratification.

A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

The Board of Directors unanimously recommends that shareholders vote FOR the ratification of this appointment.

Issue Five

APPROVAL OF KEYCORP’S EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act, KeyCorp’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the 2011 Annual Meeting. This vote will not be binding on or overrule any decisions by KeyCorp’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of KeyCorp’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation and Organization Committee has taken and will take into account the outcome of the vote when considering executive compensation arrangements.

As described in the Compensation Discussion and Analysis section of this proxy statement, even though KeyCorp was prohibited from paying bonuses or other types of performance-based incentive awards to our named executive officers while it was under TARP regulations, KeyCorp remains committed to a pay-for-performance philosophy. The Compensation and Organization Committee recognized the import of the shareholders’ May 2010 negative advisory vote on executive compensation and determined to consider that vote in detail at its July 2010 meeting as set out more fully in the Compensation Discussion and Analysis. Further, in August 2010, the Compensation and Organization Committee met to review the compensation data from the 2010 proxy season and KeyCorp’s performance relative to goals and peers for the first half of the year and determined to reduce the Chief Executive Officer’s total direct compensation from $5 million to $4.5 million to bring his compensation in line with the TARP bank peer median.

KeyCorp returned to profitability in the second half of 2010 and the company earned $.47 per common share from continuing operations for the full year. Key’s ranking relative to peers improved on all measures in 2010 and total shareholder return was in the 85th percentile at year end. The company made meaningful progress in profitability and credit quality and Key’s strong capital, liquidity and loan loss reserves position the company well to compete in 2011.

The Board of Directors has determined that the best way to allow shareholders to vote on KeyCorp’s executive pay programs and policies is through the following resolution:

RESOLVED, that the shareholders approve on an advisory basis KeyCorp’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Vote Required.  Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that the shareholders vote FOR this proposal.

Issue Six

FREQUENCY OF SHAREHOLDER VOTE ON APPROVAL OF KEYCORP’S EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that publicly traded companies seek a non-binding shareholder vote on the frequency of the advisory shareholder vote on executive compensation (as set forth in Issue Five). The statutory alternatives for the frequency of the advisory vote on executive compensation are annually, every two, or every three years.

The Board of Directors values highly regular and frequent input from our shareholders on important issues such as executive compensation. Accordingly, the Board of Directors recommends that the shareholders vote in favor of an annual advisory vote on executive compensation.

Vote Required.  The frequency for the advisory vote on executive compensation (that is, annually, every two years, or every three years) that receives the vote of the greatest number of the KeyCorp Common Shares represented in person or proxy at the Annual Meeting will be the frequency recommended by the shareholders.

The Board of Directors recommends that the shareholders vote in favor of an annual advisory vote on executive compensation.

EXECUTIVE OFFICERS

The executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp’s Board of Directors. All officers are subject to annual election at the annual organizational meeting of the directors. Mr. Meyer has an employment agreement with KeyCorp.

There are no family relationships among directors, nominees, or executive officers. Other than Ms. Mooney, all have been employed in officer capacities with KeyCorp or one of its subsidiaries for at least the past five years.

Set forth below are the names and ages of the executive officers of KeyCorp as of January 1, 2011, positions held by them at KeyCorp during the past five years and the year from which held, and the year they first became executive officers of KeyCorp. Because Ms. Mooney has been employed at KeyCorp for less than five years, additional information is being provided concerning her prior business experience.

CHRISTOPHER M. GORMAN (50)

Mr. Gorman has been President, Key Corporate Bank since December 1, 2010. He previously served as a KeyCorp Senior Executive Vice President and head of Key National Banking beginning March 11, 2010. He became an executive officer of KeyCorp on that date. Prior to March 11, 2010, Mr. Gorman was an Executive Vice President of KeyCorp (since 2002) and served as President of KeyBanc Capital Markets (since 2003).

PAUL N. HARRIS (52)

Mr. Harris has been Executive Vice President, General Counsel, and Secretary of KeyCorp since 2003. He became an executive officer of KeyCorp in 2004.

CHARLES S. HYLE (59)

Mr. Hyle has been Executive Vice President and Chief Risk Officer of KeyCorp since 2004. He also has been an executive officer since 2004.

WILLIAM R. KOEHLER (46)

Mr. Koehler has been President, Key Community Bank, since December 1, 2010. Mr. Koehler previously served as Great Lakes Regional President (during 2010); as leader of KeyCorp’s Keyvolution initiative (2008-2010); as Michigan District President (2007-2008); and prior thereto, as Managing Director and Segment Leader of the Financial Sponsors Group and Regional Banking within KeyBanc Capital Markets. Mr. Koehler became an executive officer of KeyCorp in 2010.

HENRY L. MEYER III (61)

Mr. Meyer has been Chairman and Chief Executive Officer of KeyCorp since 2001. He will retire from those offices on May 1, 2011. Mr. Meyer has been an executive officer at KeyCorp since 1987.

BETH E. MOONEY (55)

Ms. Mooney has been President and Chief Operating Officer since November 18, 2010. She will become Chair and Chief Executive Officer on May 1, 2011. Ms. Mooney joined KeyCorp in 2006 as a Vice Chair and head of Key Community Banking. She has been an executive officer since she joined KeyCorp.

Ms. Mooney has over 30 years of banking experience in retail banking, commercial lending, and real estate financing. Prior to joining KeyCorp, beginning in 2000 she served as Senior Executive Vice President at AmSouth Bancorp (a large regional bank holding company that has merged into Regions Financial Corporation) and became Chief Financial Officer at AmSouth Bancorp as well in 2004. She held both positions until joining KeyCorp.

ROBERT L. MORRIS (58)

Mr. Morris has been Chief Accounting Officer of KeyCorp since 2006. From 2000 to 2006, Mr. Morris served as KeyCorp’s Controller. He has been an executive officer at KeyCorp since 2006.

THOMAS C. STEVENS (61)

Mr. Stevens has been Vice Chair and Chief Administrative Officer of KeyCorp since 2003. Mr. Stevens has been an executive officer of KeyCorp since 1996.

JEFFREY B. WEEDEN (54)

Mr. Weeden has been a Senior Executive Vice President and Chief Financial Officer of KeyCorp since 2002. He has also been an executive officer of KeyCorp since 2002.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In 2010, we took a number of important steps that resulted in strong operating results and a return to profitability. Our total shareholder return was at the 85th percentile of our peer group and we outperformed our peers on a number of important financial metrics.

•	Our profitability was due largely to improvements in both asset quality and pre-provision net revenue (earnings before credit costs are factored in). We beat the performance goals we set for ourselves at the beginning of the year and were well above the peer group on those measures.

•	Our capital and liquidity positions show continued strength with each of our Tier 1 Common, Tier 1 Capital and loan-to-deposit ratios ranking within the top four in our peer group.

•	Credit quality has improved across the majority of loan portfolios in both Key Community and Key Corporate Bank. As a result, our loan losses have declined, with both net charge-offs and non-performing loans as a percent of assets/loans below what we had in our plan at the beginning of the year. We had the lowest percentage of nonperforming loans among our peers.

The bottom line is that our strong balance sheet positions us to better serve the increase in the borrowing needs of clients that we began to experience in the fourth quarter as the economy improved.

Repaying TARP was a top priority for Key and this was accomplished in March 2011.

TARP prohibited us from directly linking our named executives’ pay with the performance of the company in 2010 through the use of bonuses or other types of performance-based incentive awards until the repayment of TARP.

As a result, the total direct compensation for our named executive officers1 in 2010 consisted of (i) base salary, (ii) salary stock, which is fully vested but could not be sold until we repaid the TARP funds, and (iii) restricted shares, which generally have a 3-year cliff vesting schedule.

Even though we were prohibited from paying bonuses or other types of performance-based incentive awards to our named executive officers while we were subject to TARP regulations, we remained committed to a pay-for-performance philosophy. In this regard, we have evaluated our performance and pay levels relative to our peer group and made appropriate modifications to our compensation program, as illustrated by the following actions:

•	In September 2009, we reduced the total direct compensation levels of our named executive officers to approximately 70% of their pre-TARP target levels based on our evaluation of the publicly available pay and performance information in relation to our peers.

•	In August 2010, after giving consideration to the negative voting results with respect to our say-on-pay proposal, reviewing the peer compensation data from the 2010 proxy season and evaluating our performance for the first two quarters of 2010 relative to our peers, we further reduced our CEO’s total direct

       (1) Messrs. Meyer, Stevens, Weeden, and Gorman and Ms. Mooney.

compensation from $5 million to $4.5 million to bring his compensation in line with the then available TARP bank peer median.

•	The CEO and named executive officers received a grant of performance-based restricted stock in 2008 with 3 year cliff vesting. Key did not meet the minimum performance goals established for the performance-based restricted stock, and consequently, each award was forfeited.

•	The CEO and named executive officers are subject to these robust stock ownership requirements:

•	Five times base salary for our CEO (including a minimum of 10,000 beneficially owned shares).

•	Three times base salary for our other named executive officers (including a minimum of 5,000 beneficially owned shares).

•	Each named executive officer must hold 100% of the net shares purchased upon the exercise of stock options for a period of one year (or, if later, until the executive satisfies the applicable stock ownership requirements).

•	Each named executive officer is prohibited from selling any restricted shares that vest until the applicable stock ownership requirements are met.

•	We froze our executive pension plans on December 31, 2009 and introduced a discretionary profit sharing component, the Annual Retirement Contribution, to the defined contribution plans beginning January 1, 2010.

•	We eliminated tax gross-ups in the event of a change of control.

•	We eliminated certain perquisites, such as reimbursement for club dues and financial planning services. In lieu of those benefits, we made minor adjustments to the base salaries of our named executive officers effective as of January 1, 2010.

•	We maintained our clawback policy, which allows us to recover certain incentive compensation if it was based on financial results that are subsequently restated.

•	We also retained our right to cancel outstanding equity awards and recover realized gains if an executive engages in certain “harmful activity.”

KeyCorp Compensation Philosophy and Objectives

The overall objective of KeyCorp’s executive compensation and benefits program is to align the compensation of our executives with the investment interests of our shareholders. KeyCorp’s program design strives to support this objective in three ways:

•	Attract, retain and motivate a talented team of executives who are capable of leading the company to superior performance.

•	Reinforce short- and long-term financial and risk management goals and objectives and link pay to sustainable performance relative to goals and within risk tolerances.

•	Ensure that the compensation plans do not encourage employees to manipulate earnings or take unnecessary or excessive risks that would threaten the long-term value of KeyCorp.

We seek to achieve these objectives by aligning compensation with KeyCorp performance relative to our long-term goals and as compared to our peers, and by targeting median pay for median performance.

Risk Assessments

During 2009 and 2010, the Compensation and Organization Committee of KeyCorp’s Board of Directors (the “Compensation Committee”) met with KeyCorp’s Chief Risk Officer and Chief Auditor in January and July to review our compensation program for senior executives and identify and assess the potential risks posed by our incentive plan designs and performance metrics with the objective of ensuring that these risks are being effectively monitored and managed. The Compensation Committee also reviewed the alignment between KeyCorp’s governance processes and our risk tolerance framework and approved the process by which employees covered by the Compensation Guidance jointly released by the Federal Reserve and Treasury will be determined. These reviews meet TARP requirements and the results are reported in the Compensation and Organization Committee Report (Including Discussion of Compensation Policies and Practices as They Relate to Risk Management) on page 68 of this proxy statement.

Peer Group

Each year, the Compensation Committee directs its executive compensation consultant, Compensation Advisory Partners, to analyze the financial and market performance data for our peers as well as the total compensation and benefits our peers provide to their named executive officers. Since 2002, the Compensation Committee has determined that the appropriate peer group for performance and compensation comparisons is the Standard and Poor’s Regional Bank Index and the Diversified Bank Index. The Compensation Committee determined that Wells Fargo would not be a member of KeyCorp’s peer group for performance and compensation comparisons due to the fact that Wells Fargo’s market capitalization is over 20 times that of Key and three times the size of the market capitalization of the next largest bank (U.S. Bancorp) in the Diversified Bank Index.

The peer group consists of financial services firms with diversified business mixes and KeyCorp competes with these firms for executive talent. Key’s asset size, loans and deposits are just below the middle (8th of 13) of the peer group. For 2010, the other companies in the peer group were:

•	BB&T Corp.

•	Comerica Inc.

•	Fifth Third Bank

•	First Horizon

•	Huntington Bancshares

•	M&T Bank

•	Marshall & Ilsley

•	PNC Financial

•	Regions Financial

•	SunTrust Banks

•	U.S. Bancorp

•	Zions Bancorp

Performance Goals

Each year the Compensation Committee establishes performance goals and targets for our corporate Annual Incentive Plan. In preparation for the Compensation Committee’s meeting in January 2010, Compensation Advisory Partners evaluated KeyCorp’s annual and long-term financial and non-financial performance objectives in the context of current and forecasted peer group performance. Compensation Advisory Partners then provided the results of their evaluation to the Compensation Committee to assist it in setting financial targets under the Annual Incentive Plan. The Committee established targets that represented a significant improvement over 2009 performance and were intended to drive Key to exceed its peer group’s median performance. While there were no specified weightings established, the Committee reviewed Compensation Advisory Partners’ analysis and determined that KeyCorp’s success would be driven by improvement in credit quality. The Compensation Committee’s selection of metrics for performance, including capital ratios, net charge-offs, non-performing assets, return on risk-weighted assets, pre-provision net revenue and enterprise risk management goals, emphasized, and was dependent on, improved credit quality.

The Compensation Committee supplements the performance goals established for the Annual Incentive Plan with other financial and non-financial objectives for the CEO and named executive officers. Scorecard objectives are set in four categories: 1) growth, 2) profitability, 3) risk and capital, and 4) human capital/leadership.

Our named executive officers did not participate in the Annual Incentive Plan for 2010 because TARP restrictions prohibited us from paying bonuses or other types of performance-based incentive awards to our top executives. Therefore, the pay levels for our named executive officers were not directly related to or conditioned upon achievement of the performance goals established under the Annual Incentive Plan. Nonetheless, the Compensation Committee considers KeyCorp’s performance relative to these goals, both on an absolute basis and relative to our peers, as well as performance against scorecard objectives as important factors when establishing the total direct compensation levels for our named executive officers.

We have summarized the performance goals that the Compensation Committee considered when re-evaluating the 2010 compensation levels of our CEO and named executive officers and the 2010 performance relative to the goals and peers on page 35 of this proxy statement.

2010 Total Direct Compensation Levels

In February 2010, the Compensation Committee reviewed the compensation levels for our named executive officers. At that time, the Compensation Committee decided not to make any changes to the total compensation levels of Messrs. Meyer, Stevens and Weeden and Ms. Mooney. Their total direct compensation remained at the levels established by the Compensation Committee in September 2009. The Compensation Committee based its decision on the following factors:

•	Recent Pay Cuts. The named executive officers had recently received a significant reduction in their total direct compensation levels. Specifically, in September 2009, based on the Compensation Committee’s evaluation of the publicly available pay and performance information in relation to our peers, we reduced the total direct compensation levels of our named executive officers to approximately 70% of their pre-TARP target levels.

•	Limited Market Data. The Compensation Committee had limited information about the evolving compensation practices of our peer group because most of our peers had not yet filed their 2010 proxy statements as of February 2010.

•	Performance Results. Although our 2009 performance fell short on several measures, there was significant year-over-year improvement in absolute terms as well as relative to peers. However, this improvement was only beginning to be reflected in Key’s stock price. Key’s total shareholder return relative to peers had improved from September 2009 to February 2010, but was still below median. In this regard, the Compensation Committee determined that the actions taken in 2009 to strengthen capital, reserves and liquidity; address asset quality; and invest in and reshape Key’s businesses; set the stage for KeyCorp to emerge from this extraordinary period as a strong, competitive company.

In February 2010, the Compensation Committee also reviewed competitive total compensation levels and business performance information for Mr. Gorman’s then-current role and concurred with management’s recommendation to set his total direct compensation at $2.115 million for 2010. In March 2010, the Board of Directors promoted Mr. Gorman to lead National Banking (now Key Corporate Bank), replacing Peter Hancock who resigned effective February 12, 2010. Because at the time of Mr. Gorman’s promotion Key’s business mix was expected to change, no changes were made to Mr. Gorman’s pay upon his promotion in March.

In May 2010, Key received a negative shareholder vote on its management say-on-pay proposal. The Compensation Committee determined to formally address the vote at its July meeting and the Committee Chair solicited input from a number of Key’s institutional shareholders to understand the basis for their negative vote.

In July 2010, the Compensation Committee reviewed the input received from those institutional shareholders about Key’s compensation practices and pay levels, as well as performance relative to Key’s goals for the first two quarters of 2010 and determined to defer action until updated peer performance information became available for the second quarter of 2010.

In August 2010, a special Compensation Committee meeting was held to re-evaluate the total direct compensation levels of our named executive officers. In this regard, the Compensation Committee reviewed the following:

•	Updated Compensation Data. The Compensation Committee examined compensation data derived from the 2010 proxy statements of our peer group in this same period to better understand the group’s emerging market pay practices. Based on a review of the data, Compensation Advisory Partners reported that the CEO’s total direct compensation was somewhat above the median when compared to other TARP companies.

•	Performance Results. The Compensation Committee reviewed Key’s performance for the first two quarters of 2010 relative to the goals established under the Annual Incentive Plan. Moreover, the Committee reviewed Key’s performance compared to the median performance achieved by the companies in the peer group. In this regard, (i) Key’s results exceeded the year-to-date goals established for the participants in the Annual Incentive Plan, (ii) Key’s performance was above median relative to the capital and liquidity measures, non-performing loans and pre-provision net revenue growth, and at or below median relative to the profitability measures and net charge-off ratio, and (iii) Key’s total shareholder return was in the top quartile of our peers that had repaid TARP as well as the remaining TARP banks.

After giving consideration to both the shareholder’s negative say-on-pay vote and the evaluation of the pay and performance relative to peers, the Compensation Committee reduced Mr. Meyer’s total direct compensation level for 2010 from $5 million to the TARP bank peer median level of $4.5 million. The Compensation Committee decided not to make any additional reductions to the total direct compensation levels of the other named executive officers, given Key’s significantly improved performance for the first half of 2010, and the significant reduction in the named executive officers’ pay that occurred in September 2009.

Following a thorough succession planning process, on November 18, 2010, Henry Meyer advised the Board of Directors of his decision to retire as Chairman and CEO on May 1, 2011. The Board appointed Beth Mooney to serve as President and Chief Operating Officer and member of the Board, effective November 18, and as Chairman and CEO effective upon Mr. Meyer’s retirement. As President and COO, Ms. Mooney is responsible for the Key Community Bank and the Key Corporate Bank, as well as the Corporate Strategy function. In connection with this appointment, the Committee reviewed the then available market data for Ms. Mooney’s new role, her past performance and her expanded roles and responsibilities. Based on this assessment, the Committee increased her cash base salary from $700,000 to $850,000 effective December 1, 2010.

2010 Performance Relative To Goals And Peers

The Compensation Committee reviewed Key’s performance for the full year relative to the goals established under the Annual Incentive Plan as well as Key’s performance compared to the median performance achieved by the companies in the peer group. In this regard, (i) Key exceeded the goals established for the participants in the Annual Incentive Plan by a wider margin than in the mid-year review due to very strong performance the second half of 2010, (ii) Key’s ranking relative to peers on all measures also improved in the second half of 2010 (performance was above median relative to the capital and liquidity measures, non-performing loans and pre-provision net revenue growth, and at or below median relative to the profitability measures and net charge-off ratio), and (iii) Key’s total shareholder return was at the 85th percentile of our peers that had repaid TARP as well as the remaining TARP banks.

Repaying TARP was a top priority and this was accomplished in March 2011.

		Annual
	Minimum	Target	Actual as of
	Threshold	Ranges	December 31, 2010

Ensure Soundness
Capital and liquidity
Tier 1 Common Equity Ratio	6.0%		9.31%
Tier 1 Risk-Based Capital Ratio	7.5%		15.10%
Loan to Deposit Ratio		90-100%	90%
Maintain or Improve Credit Ratings
Credit Quality
Net Charge-Offs from continuing operations		$1.6-2.1B	$1.57B
Non-Performing Assets from continuing operations		$1.8-2.0B	$1.34B
Return to Sustainable Profitability
Return on assets		(0.15)-(0.8)%	0.71%
Pre-provision net revenue/risk weighted assets from continuing operations		1.3-1.5%	1.86%
Economic Profit Added		$(1.6)-(1.3)B	$(0.69)B
Provide the Foundation for Growth
Pre-provision net revenue		$1.1-1.5B	$1.5B
Lead the execution of corporate initiatives
Manage risk to Enterprise Risk Management goals			Within or improving toward risk tolerance levels in all categories
Execute plan to repay TARP			TARP repayment accomplished by March 2011
Return to sustainable profitability			Three consecutive profitable quarters in 2010

Elements Of Total Compensation

Under the requirements of TARP, Key could not pay or accrue any bonus, retention award or incentive compensation in 2010 for any of the named executive officers or the next top 20 most highly compensated employees. However, we could pay bonuses in the form of restricted stock that could not fully vest prior to the full repayment of TARP funds and that had a maximum value of no more than one-third of the subject executive or employee’s total annual compensation. Moreover, we could pay base salary in the form of “salary stock.” Salary stock is paid in shares of KeyCorp common stock that may not be sold or transferred until KeyCorp repaid TARP.

In light of these TARP restrictions, in September 2009, the Compensation Committee decided to allocate one-third of the total direct compensation of our named executive officers to restricted stock and utilize salary stock as a significant component of base salary.

The restricted stock was granted on February 18, 2010 and vests on the later of February 18, 2013 or the conclusion of the period during which any obligation arising from financial assistance provided to Key under TARP remained outstanding. The salary stock is fully vested but could not be sold during the TARP investment and, unlike base salary paid in cash, it is not counted in the calculation of employee benefits.

Since we were prohibited from paying bonuses or other types of performance-based compensation under TARP, the Compensation Committee wanted to ensure that the total direct compensation levels of our named executive officers were heavily weighted to equity awards. The restricted stock and salary stock awards encourage our named executive officers to continue to make decisions and to deliver results over a broader time period, thus keeping a focus on the long-term horizon and aligning the interests of executives with those of our shareholders.

Because Key has exited TARP, the Compensation Committee will review and modify the named executive officers’ total compensation pay mix to reflect an appropriate pay-for-performance philosophy consistent with Key’s regulatory requirements and risk tolerance framework, as well as Key’s overall objective of increasing shareholder value.

2008-2010 Long-Term Incentive Awards

In 2008, our CEO and named executive officers each received a grant of performance-based restricted stock under Key’s Long-Term Incentive Program. The restricted stock vested if Key achieved cumulative Earning Per Share of $7.75, Economic Profit Added of $313 million and an average Return on Equity of 11.6% by the end of the three-year period ending in 2010. Key did not meet the minimum performance goals established for the performance-based restricted stock, and consequently, our named executive officers forfeited the award. Our named executive officers did not participate in the Long-Term Incentive Program in 2009 or 2010.

Internal Revenue Code Section 162(m)

Under TARP, KeyCorp could not take a compensation deduction for federal income tax purposes for amounts in excess of $500,000 per year paid to the named executive officers. The compensation decisions discussed above delivered compensation in excess of $500,000 to our CEO and each of the named executive officers. While the Compensation Committee takes tax consequences into consideration when making compensation decisions, it determined that the risk to the value of KeyCorp of not delivering compensation competitive to market levels would be greater than the loss of the tax deduction. The impact on KeyCorp’s tax liability as a result of the loss of a tax deduction on payments to the named executive officers in excess of the $500,000 limit is approximately $2.4 million. Because KeyCorp had a net operating loss carry-forward from years prior to 2010, these compensation payments did not increase our 2010 tax payments, but did reduce our tax loss carry-forward for future years.

Shareholder Alignment And Executive Retention

Executive Stock Ownership Guidelines

KeyCorp has stock ownership guidelines for its senior executives, as well as specific requirements for shares that must be purchased by each executive outside of KeyCorp-sponsored plans (“beneficially owned shares”). These guidelines align the interests of our management with the interests of our shareholders by encouraging our executives to accumulate a meaningful stake in Key common stock. The Compensation Committee established these ownership levels to ensure that our executive officers would maintain an equity interest in KeyCorp at a level sufficient to demonstrate a commitment to value creation, while satisfying the individuals’ needs for portfolio diversification. The guidelines are as follows:

•	Our CEO must own common shares with a value equal to at least five times his or her annual base salary payable in cash, including a minimum of 10,000 beneficially owned shares.

•	Our CEO’s direct reports must own common shares with a value equal to at least three times their annual base salary payable in cash, including a minimum of 5,000 beneficially owned shares.

•	Newly-hired or promoted senior executives are expected to meet or exceed their required ownership levels within five years but in practice generally comply within three years after the date they become subject to the requirements.

•	The value of the stock owned is determined quarterly, using the average of the previous twelve month-end closing market prices of the common shares.

•	Beneficially owned shares under KeyCorp’s 401(k) Savings Plan and unvested restricted shares and units, as well as phantom shares owned by the senior executives under deferred compensation plans, count toward the ownership requirements. Performance shares delivered in cash and unexercised stock options do not count toward the ownership requirements.

•	Our CEO and all Section 16 officers[2] are required to hold 100% of the net shares obtained upon the exercise of any stock option (less the applicable exercise price and withholding taxes) until the later of one year following the exercise date or the date the executive officer meets the ownership requirements. Further, vested restricted stock may not be sold or transferred (except as necessary to satisfy any tax withholding obligation) until the stock ownership guidelines are met.

At each regularly scheduled meeting, the Compensation Committee receives an updated report on the stock ownership status of the senior executive team relative to the Executive Stock Ownership Guidelines. At December 31, 2010, our CEO and named executive officers owned, in the aggregate, 188% of the common shares specified by their stock ownership guidelines, and each exceeded his or her beneficial ownership guidelines.

    2  Set forth on page 33 of this proxy statement.

Other Alignment and Retention Tools

There are several other ways that KeyCorp promotes executive retention and aligns the compensation of employees with the investment interests of shareholders:

Conditional awards.  All restricted stock and special retention options are awarded on the condition that the recipient executes an agreement that:

•	restricts his or her post-employment use of confidential information; and

•	prohibits the employee from soliciting KeyCorp clients or hiring KeyCorp employees for a period of one year following termination of employment.

Clawback provisions.  Key retains the right to recover (“clawback”) any bonus, retention award or incentive compensation paid based on financial statements that are later proven to be materially inaccurate;

Equity Awards.  If an employee engages in “harmful activity” while working for KeyCorp or within six months after termination of employment, then:

•	any profits he or she realized upon exercising any option within one year of his or her termination of employment must be returned to KeyCorp; and

•	he or she must forfeit all unexercised options.

For these purposes, “harmful activity” is broadly defined to include wrongfully using or disclosing, or failing to return confidential KeyCorp information, soliciting KeyCorp clients and hiring KeyCorp employees.

Benefits

Executive Benefits

The Compensation Committee annually reviews the benefits that we provide to our named executive officers. In July 2009, the Compensation Committee eliminated reimbursements for tax preparation and financial planning services and club dues, effective January 1, 2010. Additionally, the Compensation Committee eliminated all tax gross-ups for club dues, the security system and the executive health program for the named executive officers, effective June 2009. In lieu of those benefits, our named executive officers received an adjustment to their base salary, which took effect on January 1, 2010, and equaled $25,000 for Mr. Meyer, $15,000 each for Messrs. Stevens and Weeden, and $20,000 for Ms. Mooney.

The Compensation Committee decided to continue to pay for a home security system for Mr. Meyer, the named executive officers’ executive health program (consisting of a mandatory physical examination at the Cleveland Clinic), and the individual disability insurance policies purchased for Messrs. Meyer, Stevens and Weeden. These programs enhance the stability of our leadership by ensuring the health and safety of our executives.

KeyCorp does not permit its executive officers to use our corporate aircraft for personal reasons.

Health and Welfare Benefits

Executive officers participate in the same health and welfare plans (medical, dental, life and long-term disability insurance), charitable gift match, and discount programs on KeyCorp’s products that are available to all employees of Key.

Retirement Benefits

Historically, KeyCorp maintained a company-funded Cash Balance Pension Plan that was combined with the voluntary 401(k) Savings Plan to provide retirement benefits to all Key employees. Effective December 31, 2009, in response to changes in the competitive environment, the Cash Balance Pension Plan, the Excess Cash Balance Pension Plan and the Second Supplemental Retirement Plan (SSRP) were frozen.

KeyCorp’s retirement plans now consist of two defined contribution plans, the voluntary 401(k) Savings Plan for all employees and the voluntary Deferred Savings Plan that provides senior managers with similar levels of benefits on plan-eligible compensation over the Internal Revenue Service compensation limit of $245,000. Helping employees save for the future is a priority. Therefore, effective January 1, 2010, KeyCorp introduced a profit sharing component, the Annual Retirement Contribution, to both defined contribution plans. The profit sharing contribution will be determined annually on a discretionary basis and can range from 0% to 6% of plan-eligible compensation. The contribution for 2010 was 3% of eligible compensation. In order to be eligible to receive this contribution, employees must have one year of service and be employed on the last day of the year.

The terms of our retirement plans are described in detail in the narrative to the Pension Benefits Table on page 55 of this proxy statement.

Severance Payments

We do not provide any “golden parachute payments” in the event of involuntary termination of employment to any employee who is eligible to participate in Key’s Change of Control Agreements or Separation Pay Plan. As long as Key was a TARP participant, it was prohibited from making any severance payments, including payments in connection with a change of control, to our CEO and the other named executive officers. Following is a summary of the employment and change of control agreements, along with the severance plan, that are in place but will only be effective when TARP is repaid.

Change of Control

Historically, KeyCorp used change of control agreements to help attract and retain executive talent. The Board of Directors continues to believe that it is in the best interests of shareholders to ensure that a select group of KeyCorp’s executive officers are able to objectively evaluate the merits of a potential transaction without being distracted by its potential impact on their personal employment situations.

Change of control agreements for the CEO’s direct reports, and the CEO’s employment agreement, contain the following benefits:

•	Severance benefits are generally equal to three times base salary and average annual incentive or target bonus,

•	Continued participation in Key’s retirement plans for three years,

•	Continued health benefits for up to eighteen months.

Change of control agreements and vesting of all equity awards are all “double trigger” and KeyCorp will not pay any tax reimbursements in the event of a change of control.

Separation Pay Plan

In order to assist employees at the time of a job loss through such events as company reorganizations or downsizings, KeyCorp maintains a Separation Pay Plan. The plan covers all employees of Key other than the CEO and the named executive officers prohibited under TARP and is consistent with the severance pay practices of our peer group companies. The Separation Pay Plan assists an employee if his or her position is eliminated or modified and no other comparable position is available at a KeyCorp location in the same geographic region.

The terms of our CEO’s employment agreement, the Change of Control agreements and the Separation Pay Plan are described in detail in the narrative to the Employment and Severance Arrangement Table on page 58 of this proxy statement.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

2010 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by KeyCorp to the named executive officers for the years ended December 31, 2010, 2009 and 2008.

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All other
			Bonus	awards	awards	Compensation	Compensation	compensation ($)
Name and Principal Position	Year	Salary ($)(1)	($)	($)(2)	($)(2)	($)	Earnings ($)(3)	(see chart below)	Total ($)

Henry L. Meyer — Chairman of the Board & CEO(4) (Announced retirement effective 5/1/2011)	2010	2,999,957	—	1,500,000	—	—	2,489,478	98,311	7,087,746
	2009	1,642,731	—	1,247,483	2,142,000	—	3,036,920	83,252	8,152,386
	2008	1,019,538	—	2,499,999	845,000	—	2,273,408	89,604	6,727,549
Jeffrey B. Weeden — Chief Financial Officer(5)	2010	1,214,882	—	584,998	—	—	16,469	58,882	1,875,231
	2009	725,000	—	707,867	833,000	—	54,642	39,175	2,359,684
	2008	545,192	—	2,375,020	295,750	—	66,850	55,094	3,337,906
Beth E. Mooney — President and Chief Operating Officer(6) (Effective 5/1/2011 Chairman and CEO)	2010	1,610,656	—	769,998	—	—	4,653	63,969	2,449,276
	2009	849,231	—	607,897	833,000	—	38,727	48,672	2,377,527
	2008	574,231	—	2,375,008	295,750	—	59,782	88,702	3,393,473
Christopher M. Gorman — President Key Corporate Bank(7)	2010	1,409,910	—	704,997	—	—	26,124	51,205	2,192,236
Thomas C. Stevens — Vice Chair & Chief Administrative Officer(8)	2010	1,214,868	—	584,998	—	—	39,867	69,868	1,909,601
	2009	798,077	—	664,190	833,000	—	92,608	52,185	2,440,060
	2008	645,192	—	1,375,008	295,750	—	107,214	67,386	2,490,550

(1)	Amounts reported in the Salary column include cash base pay and salary stock, as specifically set forth for each named executive officer in footnotes (4) through (8). Salary stock is paid each pay period, is fully vested and could not be sold, transferred or pledged until the earlier of the full repayment by KeyCorp of its TARP funds (which has occurred) or termination of employment due to death or disability.

(2)	Amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the respective year. The accounting assumptions used in calculating the grant date fair value for the equity awards are described in KeyCorp’s Annual Report on Form 10-K in the Stock-Based Compensation footnote, set forth on page 152 of the Annual Report.

(3)	Pension benefits were frozen at KeyCorp effective January 1, 2010 for all employees, including the named executive officers, as more fully described in the narrative to the 2010 Pension Benefits Table below. No above market or preferential earnings were paid in 2010 on deferred compensation. For more information about

KeyCorp’s retirement plans and non qualified deferred compensation plans, see the 2010 Pension Benefits Table and the 2010 Nonqualified Deferred Compensation Table and their respective narratives below.

(4)	The annualized salary for Mr. Meyer for 2010 consisted of 35% cash (or $1,045,000) and 65% equity (or $1,955,000). The amount reported for Mr. Meyer for 2010 in the Salary column also includes employee deferrals into the 401(k) Savings Plan and the Deferred Savings Plan. The amount reported for 2010 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column is the year over year change in the actuarial present value of Mr. Meyer’s accumulated benefit in the Cash Balance Pension Plan ($42,629) and the actuarial present value of his benefit in the Second Supplemental Retirement Plan ($2,446,849) if he were to retire at age 65. The Second Supplemental Retirement Plan does not have a lump sum distribution option. Therefore, the change in actuarial present value does not reflect the actual change in the value of the benefit that Mr. Meyer would receive at age 65. Mr. Meyer’s annual benefit at age 65 increased by $4,775. The change in the present value calculation is not due to any contributions by KeyCorp. The change is a function of the decrease in the discount rate from 5.25% to 4.75% (accounts for 53% of the increase), and the measurement of the present value one year later (accounts for 47% of the increase).

(5)	The annualized salary for Mr. Weeden for 2010 consisted of 52% cash (or $630,000) and 48% equity (or $585,000). The amount reported for Mr. Weeden for 2010 in the Salary column also includes employee deferrals into the 401(k) Savings Plan and the Deferred Savings Plan. The amount reported for 2010 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the following changes in actuarial present value of his accumulated benefit in the following plans: $3,863 (Cash Balance Pension Plan) and $12,606 (Second Excess Cash Balance Pension Plan).

(6)	The annualized salary for Ms. Mooney for 2010 consisted of 44% cash (or $711,153) and 56% equity (or $900,000). The amount reported for Ms. Mooney for 2010 in the Salary column also includes employee deferrals into the 401(k) Savings Plan and the Deferred Savings Plan. The amount reported for 2010 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the following changes in actuarial present value of her accumulated benefit in the following plans: $1,593 (Cash Balance Pension Plan) and $3,060 (Second Excess Cash Balance Pension Plan).

(7)	The annualized salary for Mr. Gorman for 2010 consisted of 86% cash (or $1,210,000) and 14% equity (or $200,000). The amount reported for Mr. Gorman for 2010 in the Salary column also includes employee deferrals into the 401(k) Savings Plan. The amount reported for 2010 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the following changes in actuarial present value of his accumulated benefit in the following plans: $6,105 (Cash Balance Pension Plan) and $20,019 (Second Excess Cash Balance Pension Plan).

(8)	The annualized salary for Mr. Stevens for 2010 consisted of 59% cash (or $720,000) and 41% equity (or $495,000). The amount reported for Mr. Stevens for 2010 in the Salary column also includes employee deferrals into the 401(k) Savings Plan and the Deferred Savings Plan. The amount reported for 2010 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the following changes in actuarial present value of his accumulated benefit in the following plans: $8,523 (Cash Balance Pension Plan); $16,561 (Excess Cash Balance Pension Plan); and $14,783 (Second Excess Cash Balance Pension Plan).

2010 ALL OTHER COMPENSATION TABLE

The following table sets forth detail about the amounts reported in the “All Other Compensation” column of the 2010 Summary Compensation Table above. In mid 2009, KeyCorp discontinued tax reimbursements on perquisites for all named executive officers. Effective January 2010, KeyCorp eliminated the reimbursement of club dues, tax preparation and financial planning benefits as well as tax reimbursements, for all executive benefits as described in the Compensation Discussion and Analysis above. KeyCorp will continue to provide the executive health program, disability insurance and security system payments, however, as KeyCorp believes that continued provision of these particular benefits is necessary to assist the Board with succession planning. Effective January 1, 2010, KeyCorp introduced a new Annual Retirement Contribution of 0% — 6% of plan-eligible compensation to be deposited in a separate account within the 401(k) Savings Plan and the Deferred Savings Plan. The contribution amount for 2010 is 3% of compensation.

		KeyCorp
		Contributions to
	Executive	Defined	Total All Other
Name and principal position	Benefits ($)	Contribution Plans ($)	Compensation ($)

Henry L. Meyer(1)	4,261	94,050	98,311
Jeffrey B. Weeden(2)	2,182	56,700	58,882
Beth E. Mooney(3)	—	63,969	63,969
Christopher M. Gorman(4)	205	51,000	51,205
Thomas C. Stevens(5)	5,068	64,800	69,868

(1)	The amount reported for Mr. Meyer for 2010 as executive benefits includes the following: $2,961 (disability insurance) and $1,300 (security system payments). The amount reported for Mr. Meyer for 2010 as contributions to defined contribution plans includes a company match of $4,823 under the KeyCorp 401(k) Savings Plan and $57,877 under the KeyCorp Deferred Savings Plan; and a company contribution of $31,350 as part of the Annual Retirement Contribution.

(2)	The amount reported for Mr. Weeden for 2010 as executive benefits includes the following: $2,182 (disability insurance). The amount reported for Mr. Weeden for 2010 as contributions to defined contribution plans includes a company match of $7,950 under the KeyCorp 401(k) Savings Plan and $29,850 under the KeyCorp Deferred Savings Plan; and a company contribution of $18,900 as part of the Annual Retirement Contribution.

(3)	There are no amounts reported for Ms. Mooney for 2010 as executive benefits. The amount reported for Ms. Mooney as contributions to defined contribution plans includes a company match of $6,415 under the KeyCorp 401(k) Savings Plan and $36,231 under the KeyCorp Deferred Savings Plan; and a company contribution of $21,323 as part of the Annual Retirement Contribution.

(4)	The amount reported for Mr. Gorman for 2010 as executive benefits includes the following: $205 (disability insurance). The amount reported for Mr. Gorman as contributions to defined contribution plans includes a company match of $14,700 under the KeyCorp 401(k) Savings Plan and a company contribution of $36,300 as part of the Annual Retirement Contribution.

(5)	The amount reported for Mr. Stevens for 2010 as executive benefits includes the following: $2,961 (disability insurance) and $2,107 (executive health program). The amount reported for Mr. Stevens for 2010 as contributions to defined contribution plans includes a company match of $8,990 under the KeyCorp 401(k) Savings Plan and $34,210 under the KeyCorp Deferred Savings Plan; and a company contribution of $21,600 as part of the Annual Retirement Contribution.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

		All Other
		Stock
		Awards:	Grant Date
		Number of	Fair Value of
		Shares of	Stock and
		Stock or	Option
Name	Grant Date	Units (#)	Awards ($)(1)

Henry L. Meyer	2/18/2010	222,552	1,500,000
Jeffrey B. Weeden	2/18/2010	86,795	584,998
Beth E. Mooney	2/18/2010	114,243	769,998
Christopher M. Gorman	2/18/2010	104,599	704,997
Thomas C. Stevens	2/18/2010	86,795	584,998

(1)	The grant date fair value of the restricted stock awards disclosed in this table is based on the closing KeyCorp stock price on the grant date of February 18, 2010, which was $6.74 per share.

Under the requirements of TARP, KeyCorp could not pay or accrue any bonus, retention award or incentive compensation in 2010 for any of the named executive officers or the next top 20 most highly compensated employees. However, we could pay bonuses in the form of restricted stock that could not fully vest prior to the repayment of TARP funds (which has occurred) and that had a maximum value of no more than one-third of the employee’s total annual compensation. The terms of the award require two years of service from the grant date and include vesting at the later of February 18, 2013 or the conclusion of the period during which any obligation arising from financial assistance provided to KeyCorp under TARP remains outstanding. The grant allows full shareholder rights to vote the shares and to receive any dividends that may be paid thereon from the date of grant.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information regarding outstanding equity awards held at December 31, 2010 by each of the named executive officers.

						Stock Awards
								Equity
								Incentive
								Plan	Equity Incentive
								Awards:	Plan Awards:
								Number of	Market or
		Option Awards					Market	Unearned	Payout Value of
		Number of	Number of			Number of	Value	Shares,	Unearned
		Securities	Securities			Shares or	of Shares	Units or	Shares, Units or
		Underlying	Underlying			Units of	or Units of	Other	Other Rights
		Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	That Have Not
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	Have Not	Vested
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date	Vested ($)	Vested ($)	Vested (#)(6)	($)

Henry L. Meyer	1/17/2001	400,000		28.2500	1/17/2011
	1/17/2002	400,000		24.6050	1/17/2012
	7/17/2003	400,000		25.6400	7/17/2013
	7/23/2004	260,000		29.2700	7/23/2014
	7/22/2005	300,000		34.3950	7/22/2015
	7/21/2006	260,000		36.3700	7/21/2016
	7/20/2007	286,000		36.2000	7/20/2017
	7/25/2008	333,334	166,666	11.1600	7/25/2018
	6/12/2009		900,000	6.1200	6/12/2019
Aggregate non-option awards(1)						433,548	3,836,900	54,277	—
Jeffrey B. Weeden	7/17/2003	100,000		25.6400	7/17/2013
	7/23/2004	85,000		29.2700	7/23/2014
	7/22/2005	85,000		34.3950	7/22/2015
	7/21/2006	90,000		36.3700	7/21/2016
	7/20/2007	100,000		36.2000	7/20/2017
	7/25/2008	116,667	58,333	11.1600	7/25/2018
	6/12/2009		350,000	6.1200	6/12/2019
Aggregate non-option awards(2)						273,075	2,416,714	18,997	—
Beth E. Mooney	5/1/2006	125,000		37.5900	5/1/2016
	7/20/2007	105,000		36.2000	7/20/2017
	7/25/2008	116,667	58,333	11.1600	7/25/2018
	6/12/2009		350,000	6.1200	6/12/2019
Aggregate non-option awards(3)						325,028	2,876,498	18,997	—
Christopher M. Gorman	1/17/2001	5,000		28.2500	1/17/2011
	1/17/2002	12,192		24.6050	1/17/2012
	7/17/2003	35,000		25.6400	7/17/2013
	7/23/2004	45,500		29.2700	7/23/2014
	7/22/2005	42,210		34.3950	7/22/2015
	7/21/2006	35,714		36.3700	7/21/2016
	7/20/2007	42,857		36.2000	7/20/2017
	7/25/2008	43,334	21,666	11.1600	7/25/2018

						Stock Awards
								Equity
								Incentive
								Plan	Equity Incentive
								Awards:	Plan Awards:
								Number of	Market or
		Option Awards					Market	Unearned	Payout Value of
		Number of	Number of			Number of	Value	Shares,	Unearned
		Securities	Securities			Shares or	of Shares	Units or	Shares, Units or
		Underlying	Underlying			Units of	or Units of	Other	Other Rights
		Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	That Have Not
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	Have Not	Vested
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date	Vested ($)	Vested ($)	Vested (#)(6)	($)

Aggregate non-option awards(4)						204,157	1,806,789	7,056	—
Thomas C. Stevens	1/17/2001	150,000		28.2500	1/17/2011
	1/17/2002	75,000		24.6050	1/17/2012
	7/17/2003	125,000		25.6400	7/17/2013
	7/23/2004	97,000		29.2700	7/23/2014
	7/22/2005	100,000		34.3950	7/22/2015
	7/21/2006	100,000		36.3700	7/21/2016
	7/20/2007	100,000		36.2000	7/20/2017
	7/25/2008	116,667	58,333	11.1600	7/25/2018
	6/12/2009		350,000	6.1200	6/12/2019
Aggregate non-option awards(5)						227,731	2,015,419	18,997	—

Option Awards:	The June 12, 2009 option grant was vested in full on the grant date, but subject to a holding period during which the options must be retained and may not be transferred or otherwise disposed of until such time as any KeyCorp obligation under TARP has been repaid (which has occurred). KeyCorp’s closing stock price on December 31, 2010 was $8.85 per share, which means that as of December 31, 2010, all stock option awards granted prior to 2009 were underwater.
The unvested options from the July 25, 2008 grant will vest in full on July 25, 2011.
KeyCorp sets the exercise price of all stock options using the closing market price of its Common Shares on the option grant date. The Compensation Committee does not re-price options. KeyCorp has not and will not back-date options, nor does it provide loans to employees in order to exercise options. If an equity-based award is granted in a month in which KeyCorp’s earnings are publicly disclosed, the grant date will be the date of the Compensation Committee meeting or three days following the earnings release, whichever is later. Otherwise, the grant date of an equity-based award is the date of the Compensation Committee meeting.
Stock Awards:	As described above in the Compensation Discussion and Analysis section of this proxy statement, the three-year long-term incentive compensation performance cycle for 2008-2010 ended in 2010. None of the performance goals for this three-year cycle were achieved, and as a result these performance shares did not vest.

Listed below is additional information about other outstanding time-lapsed and performance-based awards for each named executive officer as of December 31, 2010:

(1) For Mr. Meyer — 54,277 time-lapsed restricted shares vested on February 21, 2011; 156,719 time-lapsed restricted shares will vest on the later of March 12, 2012 or the full repayment by KeyCorp of its TARP obligations (which has occurred); and 222,552 time-lapsed restricted shares will vest on the later of February 18, 2013 or the full repayment by KeyCorp of its TARP obligations (which has occurred).

(2) For Mr. Weeden — 18,997 time-lapsed restricted shares vested on February 21, 2011; 590 time-lapsed restricted shares vested on March 7, 2011; 39,857 time-lapsed restricted shares will vest on May 15, 2011; 37,908 time-lapsed restricted shares will vest on September 18, 2011; 88,928 time-lapsed restricted shares will vest on the later of March 12, 2012 or the full repayment by KeyCorp of its TARP obligations (which has occurred); and 86,795 time-lapsed restricted shares will vest on the later of February 18, 2013 or the full repayment by KeyCorp of its TARP obligations (which has occurred).

(3) For Ms. Mooney — 18,997 time-lapsed restricted shares vested on February 21, 2011; 1,696 time-lapsed restricted shares vested on March 7, 2011; 113,723 time-lapsed restricted shares will vest on September 18, 2011; 76,369 time-lapsed restricted shares will vest on the later of March 12, 2012 or the full repayment of KeyCorp of its TARP obligations (which has occurred); and 114,243 time-lapsed restricted shares will vest on the later of February 18, 2013 or the full repayment of KeyCorp of its TARP obligations (which has occurred).

(4) For Mr. Gorman — 7,056 time-lapsed restricted shares vested on February 21, 2011; 2,678 time-lapsed restricted shares vested on March 7, 2011; 89,824 time-lapsed restricted shares will vest on the later of March 12, 2012 or the full repayment of KeyCorp of its TARP obligations (which has occurred); and 104,599 time-lapsed restricted shares will vest on the later of February 18, 2013 or the full repayment of KeyCorp of its TARP obligations (which has occurred).

(5) For Mr. Stevens — 18,997 time-lapsed restricted shares vested on February 21, 2011; 590 time-lapsed restricted shares vested on March 7, 2011; 37,908 time-lapsed restricted shares will vest on September 18, 2011; 83,441 time-lapsed restricted shares will vest on the later of March 12, 2012 or the full repayment by KeyCorp of its TARP obligations (which has occurred); and 86,795 time-lapsed restricted shares will vest on the later of March 12, 2012 or the full repayment by KeyCorp of its TARP obligations (which has occurred).

(6) Key did not meet the minimum performance goals established for these shares, and consequently, all shares listed in this column were forfeited.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding the vesting of restricted stock during the year ended December 31, 2010 for the named executive officers, along with the value of such officers’ vested shares upon vesting (the named executive officers did not exercise any stock options in 2010).

			Stock Awards
			Number of Shares	Value
	Award		Acquired on	Realized on
Name	Vesting Date		Vesting (#)(3)	Vesting ($)

Henry L. Meyer	—		—	—
Jeffrey B. Weeden	3/7/2010	(1)	588	4,263
Beth E. Mooney	3/7/2010	(1)	1,692	12,260
Christopher M. Gorman	2/20/2010	(2)	3,774	25,625
	3/7/2010	(1)	2,672	19,365
Thomas C. Stevens	3/7/2010	(1)	588	4,263

(1)	Messrs. Weeden, Gorman and Stevens and Ms. Mooney each received a grant of restricted stock on March 7, 2008, one-third of which vested on March 7, 2010.

(2)	Mr. Gorman received a restricted stock grant on February 20, 2007, which vested on February 20, 2010.

(3)	Not shown above are grants of salary paid in common stock on a biweekly basis. This common stock fully vests when issued, but may not be sold, transferred or pledged until the earlier of (1) the date on which any obligation arising from the financial assistance provided to KeyCorp under TARP has been repaid (which has occurred), or (2) termination of employment due to death or disability. This common stock is referred to as salary stock. Total shares of salary stock awarded in 2010 are: Mr. Meyer — 250,166, Mr. Weeden — 74,502, Ms. Mooney — 114,627, Mr. Gorman — 24,786, and Mr. Stevens — 63,037. The value of the salary stock awarded is included in the Salary Column of the Summary Compensation Table.

2010 PENSION BENEFITS TABLE

The following table presents information about the named executive officers’ participation in KeyCorp’s defined benefit pension plans.

			Present Value of
		Number of Years	Accumulated
		Credited	Benefits
Name	Plan Name	Service (#)	($)(1)

Henry L. Meyer	Cash Balance Pension Plan	38	1,117,019
	Second Supplemental Retirement Plan	38	22,790,457
Jeffrey B. Weeden	Cash Balance Pension Plan	8	101,220
	Second Excess Cash Balance Pension Plan	8	330,313
Beth E. Mooney	Cash Balance Pension Plan	4	41,743
	Second Excess Cash Balance Pension Plan	4	80,173
Christopher M. Gorman	Cash Balance Pension Plan	19	159,957
	Second Excess Cash Balance Pension Plan	19	524,567
Thomas C. Stevens	Cash Balance Pension Plan	14	223,321
	Excess Cash Balance Pension Plan	14	433,938
	Second Excess Cash Balance Pension Plan	14	387,373

(1)	The estimated actuarial present value of the accumulated benefit in the Second Supplemental Retirement Plan is calculated assuming normal retirement of the named executive officer at age 65 and that benefits are discounted at 4.75% in accordance with the applicable accounting guidance for defined benefit and other postretirement plans as explained in footnote 19 on page 154 of KeyCorp’s 2010 Annual Report. The values reported for the Cash Balance Pension Plan, Excess Cash Balance Pension Plan and the Second Excess Cash Balance Pension Plan represent the named executive officers’ respective account balances as of December 31, 2010.

KeyCorp Cash Balance Pension Plan  Effective December 31, 2009, KeyCorp froze the Cash Balance Pension Plan (Pension Plan) to new participants and to new pay credit accruals. Participants’ benefits accrued up through December 31, 2009 will continue to be credited with interest credits until the participants commence distribution of their benefits from the Plan. The Pension Plan’s interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2010, the Pension Plan’s interest crediting rate was 3.91%. For 2011, the Pension Plan’s interest crediting rate is 4.27%. Participants’ Plan distributions may be made upon the participant’s retirement, termination of employment, or death. Distributions may be made in the form of a single lump sum payment, in the form of an annuity, or in a series of actuarially equivalent installments.

KeyCorp Excess Cash Balance and Second Excess Cash Balance Pension Plans  The KeyCorp Excess Cash Balance Pension Plan was frozen as of December 31, 2004 in conjunction with the grandfathering provisions of Section 409A of the Internal Revenue Code. A Section 409A compliant KeyCorp Second Excess Cash Balance Pension Plan was established January 1, 2005. On December 31, 2009, the KeyCorp Second Excess Cash Balance Pension Plan was frozen. Participants’ benefits accrued through December 31, 2009 will continue to be credited with interest credits until the participants commence distribution of their benefits from the Plan(s). The Plans’

interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2010, the Plans’ interest crediting rate was 3.91%. For 2011, the Plans’ interest-crediting rate is 4.27%.

To be eligible to receive a distribution from the Plan(s), a participant must be age 55 or older with a minimum of 5 years of vesting service with KeyCorp. Participants who are involuntarily terminated for reasons other than for cause may receive a distribution of their Plan benefits provided the participant maintained a minimum of 25 years of vesting service with KeyCorp at the time of termination and the participant enters into an employment separation agreement (containing a full release with non-compete and non-solicitation requirements) with KeyCorp. Distributions are in the form of an annuity or actuarially equivalent installments (unless the participant’s benefit is under $50,000 in which case it is a mandatory lump sum payment).

Ms. Mooney and Messrs. Weeden, Gorman, and Stevens participate in the Plan(s).

KeyCorp Second Supplemental Retirement Plan  The KeyCorp Second Supplemental Retirement Plan (Supplemental Retirement Plan) was frozen as of December 31, 2009. As structured, the Supplemental Retirement Plan provides participants with a benefit that is equal to a percentage of the participant’s final average compensation (i.e., the average of the participant’s highest aggregate compensation for any period of five consecutive years within a period of ten consecutive full years immediately prior to the participant’s termination date) at normal retirement (age 65). In determining a participant’s compensation, the Supplemental Retirement Plan includes the participant’s base salary, pre-tax deferrals to the 401(k) Plan and Flexible Benefits Plan, and amounts deferred under KeyCorp’s deferred compensation arrangements, as well as the five highest incentive compensation awards granted to the participant during the ten-year period immediately preceding the participant’s termination. The term “compensation” does not include amounts attributable to the participant’s exercise of stock options, non-cash remuneration, moving expenses, fringe benefits, lump sum severance payments or amounts paid following the participant’s termination or retirement. Base salary payable in the form of KeyCorp equity is also not considered in determining the participant’s compensation under the Plan. Plan distributions are in the form of an annuity.

To be eligible to receive a distribution from the Plan, a participant must be age 55 or older with a minimum of 10 years of vesting service with KeyCorp. Participants who are involuntarily terminated for reasons other than for cause may receive a distribution of their Plan benefits provided the participant maintained a minimum of 25 years of vesting service with KeyCorp at the time of termination and the participant enters into an employment separation agreement (containing a full release with non-compete and non-solicitation requirements) with KeyCorp.

Mr. Meyer is a participant in the Supplemental Retirement Plan. As set forth on the Pension Benefits Table, Mr. Meyer’s normal retirement benefit (i.e. an age 65 benefit) is estimated at $2,293,132.

Effective January 1, 2010, KeyCorp introduced a new profit sharing component, the Annual Retirement Contribution, to the 401(k) Savings Plan and the Deferred Savings Plan. The profit sharing contribution will be determined annually and on a discretionary basis and can range from 0% to 6% of plan-eligible compensation. The contribution for 2010 was 3% of eligible compensation. In order to be eligible to receive a contribution, employees must have one year of service and be employed on the last day of the year.

2010 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table shows the nonqualified deferred compensation activity for the named executive officers for 2010. All nonqualified executive contributions and KeyCorp contributions to each plan are also included in current-year compensation presented in the 2010 Summary Compensation Table above.

				Aggregate		Aggregate
		Executive	KeyCorp	Earnings	Aggregate	Balance	Plan
		Contributions in	Contributions in	in Last	Withdrawals/	at Last	Entry
Name	Plan Name	Last FY ($)	Last FY ($)(1)	FY ($)(2)	Distributions ($)	FYE ($)(3)	Date(4)

Henry L. Meyer	Deferred Savings Plan	57,877	86,815	964,229	—	4,886,798	1987
	Automatic Deferral Plan	—	—	20,200	70,924	—	1999
Jeffrey B. Weeden	Deferred Savings Plan	29,849	44,774	97,605	—	505,851	2002
	Automatic Deferral Plan	—	—	4,415	15,502	—	2002
Beth E. Mooney	Deferred Savings Plan	36,231	54,346	184,688	—	907,521	2006
	Automatic Deferral Plan	—	—	6,544	22,975	—	2006
Christopher M. Gorman	Deferred Savings Plan	—	28,950	323,720	—	2,794,794	2003
	Automatic Deferral Plan	—	—	5,209	18,290	—	2003
Thomas C. Stevens	Deferred Savings Plan	51,314	51,315	358,857	—	2,488,100	1996
	Automatic Deferral Plan	—	—	4,256	14,945	—	1999

(1)	KeyCorp contributions in the last fiscal year are reflected in the 2010 Summary Compensation Table above, under the “All Other Compensation” column.

(2)	Aggregate earnings in the last fiscal year are not reflected in the 2010 Summary Compensation Table above because the earnings were neither preferential nor above-market. Each of the named executive officers had positive earnings results in 2010 and benefited from the gain in KeyCorp’s stock price as well as KeyCorp stock dividends since the prior year end.

(3)	The aggregate balances at the last fiscal year-end represent the total ending account balance (employee and company balances) at December 31, 2010 for each named executive officer. The named executive officers’ 2009 year-end balances, plus all 2010 contributions, earnings and withdrawals/distributions, equal the amounts reported as the aggregate balances at December 31, 2010. The Automatic Deferral Plan was discontinued and replaced by the Annual Incentive Paid in Restricted Stock Award Program in 2008. The Plan’s final payment was made in April 2010 and is reflected in the “Aggregate Withdrawals/Distributions” column.

(4)	Years reported as plan entry dates represent the year in which the named executive officer originally participated in the Second Excess 401(k) and/or Second Deferred Compensation Plans which were merged into the Deferred Savings Plan effective December 31, 2006.

Previously reported Summary Compensation Table values for executive contribution and KeyCorp contributions under rules adopted in 2006 include: Mr. Meyer executive contributions $1,990,725, KeyCorp contributions $639,361; Mr. Weeden executive contributions $554,987, KeyCorp contributions $639,361; Ms. Mooney executive contributions $1,404,068, KeyCorp contributions $199,545; and Mr. Stevens executive contributions $929,295, KeyCorp contributions $245,348. Mr. Gorman was not a named executive officer in prior years.

Deferred Savings Plan  The Deferred Savings Plan provides employees with a salary grade of 86 (or its equivalent) and above with a nonqualified retirement benefit, which is generally reflective of the retirement benefit that they would have been entitled to receive under the tax-qualified KeyCorp 401(k) Savings Plan, but for the various limitations contained in the Internal Revenue Code. The Deferred Savings Plan is an unfunded plan and the value of plan benefits is reflected on a bookkeeping basis on KeyCorp’s general ledger. Eligible employees may defer up to 50% of base salary and up to 100% of incentive compensation awarded under a KeyCorp-sponsored incentive compensation plan and receive a dollar-for-dollar company match on their contributions up to 6% of pay. Effective January 1, 2010, KeyCorp introduced a new profit-sharing component, the Annual Retirement Contribution. The profit sharing contribution will be determined annually and on a discretionary basis and can range from 0% to 6% of plan-eligible compensation. The contribution for 2010 was 3% of eligible compensation. Base salary paid in the form of equity is not eligible for the plan’s benefit formula, but, as required by the Internal Revenue Service, counts towards the annual compensation limit in the qualified retirement plans. The company match and the Annual Retirement Contribution vest after three years of service. Employee balances and the Annual Retirement Contribution can be invested on a bookkeeping basis in funds mirroring those in the 401(k) Savings Plan as well as an interest bearing fund. The interest bearing fund is credited with monthly earnings equal to 120% of the applicable long term federal rate as published by the Internal Revenue Service. The employer match is invested on a bookkeeping basis in the KeyCorp Common Stock Fund. Vested balances are distributed upon retirement or termination as follows:

•	If a participant’s vested plan account balance equals or exceeds $50,000, it will be as a 5, 10, or 15-year installment payment, as elected by the employee. If no election is made, a default 10-year installment payment applies.

•	If a participant’s vested plan account balance as of termination or retirement is under $50,000, it will be distributed as a single lump sum cash or share payment.

Mr. Meyer and the other named executive officers, as well as any other employee who meets the Internal Revenue Code Section 409A definition of a “key” employee, will have their distributions held for six months.

Automatic Deferral Plan  The Annual Incentive Paid in Restricted Stock Awards Program replaced the Automatic Deferral Plan in 2007. There was no annual incentive compensation earned by the named executive officers in 2010, therefore there was no annual incentive paid in restricted stock. Distributions continued under the Automatic Deferral Plan through April 2010, at which point account balances were depleted.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Benefits Payable Under Individual Agreements

During 2010, KeyCorp was a party to an employment agreement with Mr. Meyer and change of control agreements with the other named executive officers. KeyCorp and the named executive officers originally entered into these agreements to govern the ways in which KeyCorp provides certain post-termination benefits and payments to the named executive officers. However, for as long as KeyCorp was a TARP participant, it was prohibited from making any severance payments, including payments in connection with a change of control, to Mr. Meyer and the other named executive officers.

However, because KeyCorp has ceased to be a TARP participant, it anticipates that some or all of the original terms of the employment and change of control agreements may again be effective and govern the post-termination payments for its named executive officers. As a result, the following discussion provides a brief overview of these agreements and amounts generally payable under these agreements absent the restrictions under EESA, ARRA, and TARP that were in effect as of December 31, 2010.

Employment Agreement with Mr. Meyer

KeyCorp’s employment agreement with Mr. Meyer provides that he is to be employed by KeyCorp as its Chairman, President, and Chief Executive Officer for a renewing three-year term at a base salary of not less than $1,000,000 per annum, plus full participation in all incentive and other compensatory plans available generally to KeyCorp’s executive officers.

On November 18, 2010, Mr. Meyer advised the Board of Directors of his decision to retire as Chairman and Chief Executive Officer on May 1, 2011. Mr. Meyer’s retirement is an “Approved Retirement/Resignation” under the terms of his agreement and he is generally entitled to the following:

•	all stock options (other than so-called “performance options,” which are options that vest or become exercisable only if certain stock price and/or financial performance tests are achieved) become fully exercisable;

•	restricted stock grants made to Mr. Meyer after January 1, 2008 will be treated as if Mr. Meyer had continued in Key’s employment; and

•	specified other benefits (membership dues at one country club, one luncheon club and one professional or cultural club, secretarial support and office space) for five years and meeting fees and expenses if Mr. Meyer is requested to attend the annual meeting of shareholders.

On March 24, 2011, KeyCorp and Mr. Meyer entered into a Letter Agreement supplementing the terms of the Employment Agreement. The Letter Agreement is discussed on page 61 of this proxy statement.

Indemnification.  Mr. Meyer is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.

In addition, the employment agreement would have provided the following benefits to Mr. Meyer had he not announced his retirement as Chairman and CEO.

Severance Payable upon Involuntary Termination.  Mr. Meyer’s employment agreement provides that if he had been terminated by KeyCorp without cause at any time, he would have been generally entitled to the following in addition to the benefits described above:

•	three times the sum of his base salary and his average annual incentive in a lump sum payable in accordance with Section 409A of the Internal Revenue Code;

•	continuing participation in KeyCorp’s retirement and savings plans and continuing health and welfare benefits for three years;

•	a lump sum payment of three years of company contributions that he would have received under the KeyCorp Deferred Savings Plan if he had deferred 6% of base salary plus incentive compensation for three years after termination.

Severance Upon Constructive Termination.  Mr. Meyer would receive the amounts and benefits described above if he were constructively terminated, which generally means that his base salary had been reduced other than in connection with an across-the-board salary reduction, he had been excluded from full participation in any executive incentive or other compensatory plan, he had been demoted or removed from office, KeyCorp requested his resignation or retirement without grounds to terminate his employment for cause, or his principal place of employment had been relocated outside of the Cleveland metropolitan area.

Severance Upon Constructive Termination After a Change of Control.  Mr. Meyer would also receive the amounts and benefits described above if he had been constructively terminated after a change of control. Constructive termination in this context would mean:

•	his base salary had been reduced or he had been excluded from full participation in any incentive or other compensatory plan that was available to him during the one-year period prior to the change of control;

•	the annual incentive compensation paid to him or the equity compensation opportunities provided to him during the two-year period immediately following the change of control had been less than his average annual incentive compensation or the equity compensation opportunities provided to him before the change of control;

•	his position, duties, and responsibilities had been materially reduced;

•	he had been unable to continue to carry out his responsibilities and duties as Chairman of the Board and Chief Executive Officer; or

•	the headquarters of the surviving entity were outside of the Cleveland metropolitan area.

Definition of Cause.  Under the Employment Agreement, KeyCorp would have had “cause” to terminate Mr. Meyer’s employment before a change of control if he had committed a felony, acted dishonestly in a way that was materially inimical to the best interest of KeyCorp, competed with KeyCorp, abandoned and consistently failed to attempt to perform his duties, or if a bank regulatory agency issued a final order requiring KeyCorp to terminate or suspend his employment. KeyCorp would have had “cause” to terminate Mr. Meyer’s employment after a change of control if he was convicted of a felony, acted dishonestly and feloniously in a way that was materially inimical to the best interests of KeyCorp, competed with KeyCorp or if a bank regulatory agency issued a final order requiring KeyCorp to terminate or suspend his employment.

Definition of Change of Control.  A change of control would have been deemed to have occurred under Mr. Meyer’s employment agreement if:

•	any other corporation owned, directly or indirectly, 50% or more of the total combined outstanding voting power of all classes of stock of KeyCorp;

•	KeyCorp was merged with another corporation and less than 65% of the outstanding shares of the new corporation were issued in exchange for KeyCorp stock;

•	any person became the beneficial owner of 35% or more of the outstanding voting stock of KeyCorp;

•	KeyCorp’s incumbent directors no longer constituted at least 51% of any surviving corporation; or

•	substantially all of KeyCorp’s assets were sold, leased, exchanged or transferred in one or a series of transactions.

Despite this definition, in the event that there is a transaction or a series of transactions that are entered into under EESA that involve the U.S. Treasury Department’s acquisition of KeyCorp preferred stock, Common Shares, warrants to purchase Common Shares or other types of KeyCorp equity, then in such event, such transaction(s) shall not be treated as resulting in a change of control for purposes of Mr. Meyer’s employment agreement or the change of control agreements with the other named executive officers described below.

Letter Agreement Covering Mr. Meyer’s Post-Retirement Employment

On March 24, 2011, KeyCorp entered into a letter agreement with Mr. Meyer setting forth the terms and conditions of his employment as a non-executive employee of the Company subsequent to his retirement as a director and executive officer on May 1, 2011. As a non-executive employee, Mr. Meyer will help facilitate the transition of his industry and community relationships and represent KeyCorp on important community projects and in the not-for-profit community.

The letter agreement provides that:

•	Mr. Meyer will receive cash compensation for his services at the rate of $20,000 per month from May 1, 2011 through April 30, 2012.

•	KeyCorp’s obligations under the existing employment agreement will generally terminate effective May 1, 2011, except for its obligations under provisions regarding indemnity, expense reimbursement, vesting of outstanding equity awards previously awarded, and the payment of post-retirement benefits.

•	Mr. Meyer will continue to remain subject to certain provisions of his current agreement, including the non-compete requirements.

•	The expiration date of the options to purchase 900,000 common shares awarded to Mr. Meyer on June 12, 2009 will be shortened from June 12, 2019 to April 30, 2015.

•	As an employee, Mr. Meyer will participate in the 401(k) plan and continue to be covered by all health and benefit plans to the same extent as any other employee of KeyCorp, and outstanding equity awards granted to Mr. Meyer will continue to vest.

•	Mr. Meyer will not be granted a new award of stock options or restricted stock for the 2011 plan year. If the Board adopts any long-term equity compensation program following KeyCorp’s repayment of its TARP obligations, Mr. Meyer also will not be eligible to participate in any such program.

•	Mr. Meyer will be eligible to be considered by the Compensation & Organization Committee for a cash incentive compensation award based on his and KeyCorp’s 2011 performance (determined and/or adjusted to take into account the portion of the 2011 year during which Key is subject to the restrictions on compensation under TARP).

Any cash incentive compensation award payable to Mr. Meyer would be determined after the end of 2011, but would not exceed $500,000. Mr. Meyer will not begin receiving payments from KeyCorp’s pension or other retirement plans while he serves as an employee.

Change of Control Agreements With the Other Named Executive Officers

As noted above, KeyCorp is a party to change of control agreements with the named executive officers other than Mr. Meyer. As with Mr. Meyer’s employment agreement, the change of control agreements were subject to EESA and ARRA and, as such, KeyCorp was prohibited from making severance payments to the named executive officers party to these agreements while the financial assistance provided to KeyCorp under TARP remained outstanding.

The terms of the change of control agreements provide that, in most cases, if at any time within two years following a change of control, the officer’s employment was terminated by KeyCorp (except for cause, as described in the agreements), or the officer was determined to be constructively discharged (because the officer’s base salary, incentive compensation or long-term incentive opportunity is reduced or the executive is required to relocate the executive’s principal place of employment more than 35 miles from his or her location prior to the change of control), severance benefits would apply. Severance benefits would consist of:

•	three times the sum of base salary plus average annual incentive in a lump sum in accordance with Section 409A of the Internal Revenue Code;

•	continuing participation in KeyCorp’s retirement and savings plans for three years;

•	a lump sum payment of three years of company contributions that would have been received under the KeyCorp Deferred Savings Plan if the officer had deferred 6% of base salary plus incentive compensation for three years after termination;

•	continued health benefits for eighteen months or until the officer secures other employment, if earlier (or if the officer is age fifty with at least fifteen years of service at the time of termination of employment, the officer may elect to participate in the KeyCorp Retiree Medical Plan at KeyCorp’s cost); and

•	vesting of restricted stock and stock options (other than performance options) if the officer is involuntarily terminated within two years after the change of control.

Each change of control agreement also provides a three-month “window period,” that commences fifteen months after the date of a change of control, during which the officer may resign voluntarily and receive similar severance benefits based on an eighteen-month period if the officer determines in good faith the officer’s position, responsibilities, duties, status or reporting relationships are materially less than or reduced from those in effect before the change of control or KeyCorp’s headquarters is relocated outside of the greater Cleveland metropolitan area. For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

As noted above, KeyCorp was prohibited from making severance payments to the named executive officers party to these agreements while the financial assistance provided to KeyCorp under TARP remained outstanding.

The table below estimates the benefits that the change of control agreements could have provided to the named executive officers if Key had repaid TARP as of December 31, 2010 and there had been a change of control event.

Estimated Liability of Change of Control Agreements
Involuntary Termination after Change of Control
(in 000s)

	Meyer, Henry L.	Mooney, Beth E.	Stevens, Thomas C.	Weeden, Jeffrey B.	Gorman, Christopher M.
Total Severance	$8,777	$5,550	$3,960	$3,690	$6,630
Total Continued Participation in Retirement Plans	$1,130	$579	$395	$371	$674
Total Continued Welfare Benefits	$45	$8	$14	$14	$21
Office and Support Staff, Club Dues	$604	$0	$0	$0	$0
Total Accelerated vesting of Equity Awards	$27	$250	$90	$134	$8
Total	$10,583	$6,387	$4,458	$4,209	$7,332

The table above includes the following assumptions for Change of Control calculations:

•	Compensation — pre-TARP compensation targets are utilized for incentive compensation.

•	Ms. Mooney and Mr. Gorman utilize pre-TARP targets from former roles as Vice Chair and Head of KeyBanc Capital Markets, respectively.

•	Total Change of Control values represent pre-tax values. Taxes that would be applied include income tax (estimated at 50%) as well as an excise tax of up to 20% on a portion of the benefits payable.

KeyCorp maintains a Separation Pay Plan for all employees, including Mr. Meyer’s direct reports. Mr. Meyer has an employment agreement, and consequently the Separation Pay Plan would not be applicable to him — his benefits above are those outlined in his employment agreement and would apply if he had been involuntarily terminated without a change of control. KeyCorp was prohibited from making severance payments to the named executive officers party to these agreements in 2010 because the financial assistance provided to KeyCorp under TARP remained outstanding for the entire year. The terms of the Separation Pay Plan would consist of:

•	52 weeks of salary continuation (severance pay) which includes base salary that is paid in cash. Salary stock is not included;

•	Welfare benefits include COBRA paid by KeyCorp for twelve months at the employee’s current medical coverage level;

•	Vesting of equity awards which is prorated for an employee who has reached age 55 with 5 years of service.

Estimated Liability for Severance Payments
Not related to a Change of Control
(in 000s)

	Meyer, Henry L.	Mooney, Beth E.	Stevens, Thomas C.	Weeden, Jeffrey B.	Gorman, Christopher M.

Total Severance Pay	$8,777	$711	$720	$630	$1,200
Total Continued Participation in Retirement Plans	$1,130	$0	$0	$0	$0
Total Welfare Benefits	$45	$4	$7	$7	$10
Office and Support Staff, Club Dues	$604
Prorated vesting of Equity Awards	$27	$0	$419	$0	$0
Total	$10,583	$715	$1,146	$637	$1,210

Benefits Payable Upon Retirement, Death and Disability

Equity Incentive Plans

KeyCorp’s equity incentive plans require all employees who are terminated voluntarily or involuntarily to forfeit all rights to any unvested long-term incentive compensation awards. However, the following benefits are payable upon retirement, death or disability:

•	Performance-Based Restricted Stock and Stock Performance Shares. Employees who retire at age 55 with at least five years of service or greater or who die or become disabled would receive prorated shares at the conclusion of the performance period based on the employee’s active status during the performance period and KeyCorp’s performance against target; and

•	Time-Lapsed Restricted Stock and Stock Options. Employees who retire at age 55 with at least five years of service or greater or who die or become disabled would receive a prorated award. All employees who terminate voluntarily, involuntarily, or retire would be able to exercise any vested stock option awards after the termination.

The named executive officers would be paid the following benefits upon retirement, death or disability not related to a change of control:

Estimated Liability for Retirement, Death or Disability Benefits
Not related to a Change of Control
(in 000s)

	Meyer, Henry L.	Mooney, Beth E.	Stevens, Thomas C.	Weeden, Jeffrey B.	Gorman, Christopher M.

Vested and Payable upon Retirement	$31,539	$1,072	$4,586	$836	$3,675
Prorated vesting of Equity Awards	$27	$0	$419	$0	$0
Total	$31,566	$1,072	$5,005	$836	$3,675

The table above includes vested balances from Key’s 401(k) Savings Plan, Deferred Savings Plan, Cash Balance Pension Plan, Excess Cash Balance Pension Plans and SERP as of December 31, 2010.

Mr. Meyer is not able to receive this value in a lump sum payment. Mr. Meyer has the option of selecting a single life annuity, joint and survivor annuity or an installment payment. The annual benefit Mr. Meyer will receive is estimated at $2,293,132.

In the event of Mr. Meyer’s death while employed at Key, Key will provide medical coverage for the benefit of Mr. Meyer’s spouse for her lifetime. The estimated value of Ms. Meyer’s retiree medical coverage is $105,000.

Messrs. Weeden, Gorman, and Stevens and Ms. Mooney also have Excess and/or Second Excess Cash Balance Pension Plan balances. The values provided above are not available to be paid to the named executive officers in a lump sum payment. The named executive officers have the option of selecting a single life annuity, joint and survivor annuity or an installment payment.

2010 DIRECTOR COMPENSATION TABLE

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2010. Directors who are employees are not compensated for their services as directors.

	Fees Earned or Paid	Stock Awards
Name	in Cash ($)	($)(1)	Total ($)

William G. Bares	102,000	70,000	172,000
Edward P. Campbell	82,500	70,000	152,500
Joseph A. Carrabba	57,500	70,000	127,500
Dr. Carol A. Cartwright	58,500	70,000	128,500
Alexander M. Cutler	77,500	70,000	147,500
H. James Dallas	103,750	70,000	173,750
Elizabeth R. Gile	36,916	70,000	106,916
Ruth Ann M. Gillis	67,500	70,000	137,500
Kristen L. Manos	88,000	70,000	158,000
Lauralee E. Martin	55,833	70,000	125,833
Eduardo R. Menascé	78,500	70,000	148,500
Bill R. Sanford	97,000	70,000	167,000
Barbara R. Snyder	29,000	70,000	99,000
Edward W. Stack	39,416	70,000	109,416
Peter G. Ten Eyck, II	25,083	—	25,083

(1)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718. The accounting assumptions used in calculating the grant date fair value are described in KeyCorp’s Annual Report on Form 10-K in the Stock-Based Compensation footnote set forth on page 152 of the Annual Report. On July 27, 2010, Dr. Cartwright, Mss. Gile, Gillis, Manos, Martin, and Snyder, and Messrs. Bares, Campbell, Carrabba, Cutler, Dallas, Menascé, Sanford, and Stack received 8,313 deferred shares at a fair market value of $70,000. One-half of this deferred share award is payable in shares and one-half of this award is payable in cash.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number of
	Securities
	Underlying	Number of Shares or
	Unexercised	Units of Stock Held
	Options (#)	that have not
Name	Exercisable	Vested (#)

William G. Bares	18,000	27,586
Edward P. Campbell	18,000	27,586
Joseph A. Carrabba	—	8,334
Dr. Carol A. Cartwright	18,000	27,586
Alexander M. Cutler	18,000	27,586
H. James Dallas	—	27,586
Elizabeth R. Gile	—	8,334
Ruth Ann M. Gillis	—	8,334
Kristen L. Manos	—	21,050
Lauralee E. Martin	—	—
Eduardo R. Menascé	—	27,586
Bill R. Sanford	18,000	27,586
Barbara R. Snyder	—	8,334
Edward W. Stack	—	8,334
Peter G. Ten Eyck, II	—	—

Options shown represent those granted under the 1997 Stock Option Plan for Directors which was replaced by the Directors’ Deferred Share Plan in 2003.

Directors’ Compensation.  Directors’ compensation consists of two components: cash and stock-based (or equity) compensation. Each year, the Nominating and Corporate Governance Committee reviews the amount and form of directors’ compensation payable at KeyCorp in comparison to directors’ compensation payable at peer bank holding companies. The Nominating and Corporate Governance Committee reports the results of its annual review to the full Board and recommends to the full Board changes, if any, in directors’ compensation.

Cash Component.  Directors (other than Messrs. Meyer and Stevens and Ms. Mooney, who receive no director fees) receive cash fees consisting of a $35,000 annual retainer payable in quarterly installments, $1,500 for attendance at each Board or committee meeting (except that fees for each scheduled Board or committee telephonic meeting are $1,000 for each meeting) and $1,500 for attendance at officially sanctioned meetings at which the directors represent KeyCorp and which require a substantial time commitment. Chairpersons of the Audit, Risk Management and Compensation and Organization Committees receive an additional compensation of $3,750 per quarter and outside directors who serve as chairperson of other committees receive additional compensation of $2,500 per quarter.

Stock-Based Component.  The Board has determined that approximately 50% (in value) of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. In May 2003, the shareholders of KeyCorp approved the Directors’ Deferred Share Plan as a replacement for the granting of stock options under the 1997 Stock Option Plan for Directors. Under the Directors’ Deferred Share Plan, each of the non-employee directors is automatically granted, on an annual basis, “phantom” KeyCorp Common Shares, referred to as deferred shares, having an aggregate fair market value on the trading day of the award equal to 200% of the annual cash retainer payable to a director. Each grant is subject to a minimum three-year deferral period which is accelerated upon a directors’ retirement or death. Until otherwise determined by the Nominating and Corporate Governance Committee, the deferred shares are paid 50% in Common Shares and 50% in cash. In 2010, Directors Dr. Cartwright, Mss. Gile, Gillis, Manos, Martin and Snyder and Messrs. Bares, Campbell, Carrabba, Cutler, Dallas, Menascé, Sanford, and Stack were granted 8,323 deferred shares. Messrs. Meyer and Stevens and Ms. Mooney are not eligible to participate in the Directors’ Deferred Share Plan because they are employees of KeyCorp. Mr. Ten Eyck was not eligible for the award because he retired before the grant date. Ms. Martin retired on November 18, 2010.

Terminated Director Stock Option Plans.  Prior to the Directors’ Deferred Share Plan, directors of KeyCorp were awarded stock options under the 1997 Stock Option Plan for Directors. The plan has been terminated except with respect to awards granted prior to the date of its termination, and no shares remain available for grant under the plan. The KeyCorp 1997 Stock Option Plan for Directors provided for grants to each of the non-employee directors, on an annual basis, of stock options having a value (determined on a formula basis) on the grant date equal to 2.75 times the annual cash retainer payable to a director. All options granted under the plan vested upon grant and expire ten years after the grant. The purchase price of the option shares was equal to the fair market value on the date of grant.

Second Director Deferred Compensation Plan.  Under the KeyCorp Second Director Deferred Compensation Plan, directors are given the opportunity to defer for future distribution payment of directors fees and further defer payment of deferred shares. Deferred payments of director fees are invested; however there are no above market or preferential earnings. Deferred payments of deferred shares are invested solely in the Common Shares account. Distributions to the directors under the Second Deferred Compensation Plan under the interest bearing account are in the form of cash and under the Common Shares account are in the form of KeyCorp Common Shares.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT (INCLUDING DISCUSSION OF COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT)

The Compensation and Organization Committee met with KeyCorp’s Chief Risk Officer and Chief Auditor in January and July 2010 to review KeyCorp’s 2010 senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans may pose to KeyCorp. Following is a description of KeyCorp’s incentive risk assessment framework used by the Committee in order to:

•	identify and limit the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of KeyCorp,

•	identify any features in the employee compensation plans that pose risks to KeyCorp and limit those features to ensure that KeyCorp is not unnecessarily exposed to risks, and

•	review each employee compensation plan and identify the features in the plan that could encourage the manipulation of reported earnings of KeyCorp.

A risk assessment framework was developed by Key’s compensation and risk management with oversight from Key’s management and the Committee. The framework assesses each incentive plan in the context of three core principles. All incentive plans are regularly reviewed to ensure ongoing achievement of the principles. Any incentive plans that do not achieve the principles are remediated until they achieve the principles. For 2010, all of Key’s incentive plans achieved the three core principles. The three core principles include:

•	Discourage excessive risk-taking beyond the ability to identify and manage risk,

•	Be compatible with effective controls and risk management, and

•	Be supported by strong corporate governance, including active and effective board of directors oversight.

Additionally, all Key incentive plan documents allowed for a revision of the plan formula and incentive amount (including on a retroactive basis), if the:

•	1) design, structure and/or operation of the Plan, 2) extraordinary events, 3) later determination of unprofitable and/or detrimental business or business relationships, or 4) market-related events or circumstances, result in unanticipated, unintentional, or erroneous incentive payments(s) to be made under the plan, or

•	incentive amount fails to conform to the intent of the plan or otherwise is found to be contrary to Key’s risk policies or guidelines.

Key continues to retain the right at all times to modify, discontinue, or terminate any plan or plan compensation structure, funding or formula if the formula, structure, design, eligibility, administration and/or operation of the Plan is, or would be contrary to the achievement of KeyCorp’s intended risk tolerances. Plan documents also provide Key with the unconditional right for the correction, including the retroactive correction of any plan formula or incentive amount, and the mandatory clawback or repayment of any incentive amount that was or was later found to be contrary to the intent of the plan, contrary to the safety and soundness of KeyCorp, or based upon incorrect data, extraordinary circumstances, or unprofitable business relationships or transactions.

The requirements contained in the foregoing plans and the method by which they will be administered are consistent with the requirements of EESA, as well as the operational provisions of the Guidance on Sound Incentive Compensation Policies.

These reviews of KeyCorp’s compensation plans did not identify any plan that was reasonably likely to have a material impact on KeyCorp. Further, based upon the foregoing, the Committee concluded that KeyCorp’s compensation plans did not incent excessive risk taking and that they were compliant with KeyCorp’s risk management tolerances and safety and soundness requirements.

In addition, the Lead Director and the chairs of the Audit, Compensation and Organization and Risk Management Committees reviewed the Compensation and Organization Committee’s assessment of KeyCorp’s performance in conjunction with risk-related principles prior to the Compensation and Organization Committee’s determination of the 2010 Annual Incentive Plan funding.

The Compensation and Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth on page 35 of this proxy statement and based on this review, has recommended to the KeyCorp Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Committee Certification

The Compensation and Organization Committee of the Board of Directors of KeyCorp hereby certifies that:

(1) It has discussed, evaluated and reviewed with senior risk officers, the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of KeyCorp;

(2) It has discussed, evaluated and reviewed with senior risk officers, the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to KeyCorp; and

(3) It has discussed, evaluated and reviewed at least every six months, the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of KeyCorp to enhance the compensation of any employee.

Compensation and Organization Committee
Board of Directors
KeyCorp
Edward P. Campbell (Chair)
Joseph A. Carrabba
Carol A. Cartwright
Alexander M. Cutler

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans.  KeyCorp currently maintains the KeyCorp 2010 Equity Compensation Plan (the “2010 Plan”), the KeyCorp 2004 Equity Compensation Plan (the “2004 Plan”), the KeyCorp Amended and Restated 1991 Equity Compensation Plan (Amended as of March 13, 2003) (the “1991 Plan”), the KeyCorp 1997 Stock Option Plan for Directors (as of March 14, 2001) (the “1997 Director Plan”), and the KeyCorp Amended and Restated Discounted Stock Purchase Plan (the “DSPP”), pursuant to which it has made equity compensation available to eligible persons. Shareholders approved the 2010 Plan at the 2010 Annual Shareholders Meeting. The 2010 Plan replaced the 2004 Plan except with respect to awards granted prior to its termination. The 1997 Director Plan (discussed on page  68 of this proxy statement) terminated on May 22, 2003, except with respect to awards granted prior to the date of termination. Consequently, no shares remain available for future issuance under the 1991 Plan and the 1997 Director Plan.

KeyCorp also maintains the KeyCorp Deferred Equity Allocation Plan that provides for the allocation of Common Shares to employees and directors under existing and future KeyCorp deferred compensation arrangements. Additionally, KeyCorp maintains the KeyCorp Directors’ Deferred Share Plan (which replaced the 1997 Director Plan and which is described on page 67 of this proxy statement). Shareholders approved both Plans at the 2003 Annual Shareholders Meeting. Under both Plans, all or a portion of such deferrals and deferred payments may be deemed invested in accounts based on KeyCorp Common Shares, which are distributed in the form of KeyCorp Common Shares. Some of the arrangements with respect to the Deferred Equity Allocation Plan include an employer-matching feature that rewards employees with additional Common Shares at no additional cost. The table does not include information about these plans because no options, warrants or rights are available under these plans. As of December 31, 2010, 4,536,349 and 127,909 Common Shares have been allocated to accounts of participants under the Deferred Equity Allocation Plan and the Directors’ Deferred Share Plan, and 6,693,258 and 262,350 Common Shares, respectively, remain available for future issuance.

The following table provides information about KeyCorp’s equity compensation plans as of December 31, 2010.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
		Weighted-Average	Future Issuance Under
	Number of Securities to	Exercise Price of	Equity Compensation
	be Issued Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders(1)	32,834,269	$22.97	36,067,375 (2)
Equity compensation plans not approved by security holders(3)	126,000	$24.91	0
Total	32,960,269	$22.97	36,067,375

(1)	The table does not include 7,704,498 unvested shares of time-lapsed and performance-based restricted stock awarded under the 2010 Plan, 2004 Plan and 1991 Plan. These unvested restricted shares were issued when awarded and consequently are included in KeyCorp’s Common Shares outstanding.

(2)	The Compensation and Organization Committee of the Board of Directors of KeyCorp has determined that KeyCorp may not grant options to purchase KeyCorp Common Shares, shares of restricted stock, or other share grants under its long-term compensation plans in an amount that exceeds six percent of KeyCorp’s outstanding Common Shares in any rolling three-year period.

(3)	The table does not include outstanding options to purchase 22,654 Common Shares assumed in connection with an acquisition from a prior year. At December 31, 2010, these assumed options had a weighted average exercise price of $24.60 per share. No additional options may be granted under the plan that governs these options.

SHARE OWNERSHIP AND OTHER PHANTOM STOCK UNITS

Five Percent Beneficial Ownership.  KeyCorp has been advised that as of December 31, 2010, FMR LLC, 82 Devonshire Street, Boston, Massachusetts, and related entities owned 47,282,490 KeyCorp Common Shares which is approximately 5.4% of the outstanding KeyCorp Common Shares. KeyCorp has also been advised that as of December 31, 2010, BlackRock Inc., 40 East 52nd Street, New York, New York, and related entities owned 65,519,573 KeyCorp Common Shares which is approximately 7.4% of the outstanding KeyCorp Common Shares.

Beneficial Ownership of Common Shares and Investment in Other Phantom Stock Units.  The following table lists directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth certain information with respect to (1) the amount and nature of beneficial ownership of KeyCorp Common Shares including certain phantom stock units, (2) the number of other phantom stock units, if any, and (3) total beneficial ownership of KeyCorp Common Shares and other phantom stock units for such directors, nominees for director, and executive officers. The information provided is as of January 1, 2011 unless otherwise indicated.

				Total
			Other	Beneficial Ownership
	Amount and Nature of	Percent of	Phantom	of Common Shares
	Beneficial Ownership	Common Shares	Stock	and Other Phantom
Name(1)	of Common Shares(3)(4)	Outstanding(5)	Units(6)	Stock Units

William G. Bares	89,010	—	7,648	96,658
Edward P. Campbell	30,837	—	64,973	95,810
Joseph A. Carrabba	6,667	—	0	6,667
Dr. Carol A. Cartwright	41,886	—	8,483	50,369
Alexander M. Cutler	41,793	—	40,883	82,676
H. James Dallas	33,586	—	10,047	43,633
Elizabeth R. Gile	5,467	—	0	5,467
Ruth Ann M. Gillis	6,667	—	0	6,667
Christopher M. Gorman(2)	599,874	—	50,852	650,726
Kristen L. Manos	20,525	—	17,401	37,926
Eduardo R. Menascé	24,090	—	0	24,090
Henry L. Meyer III(2)	3,624,064	—	311,814	3,935,878
Beth E. Mooney(2)	682,568	—	154,854	837,422
Bill R. Sanford	52,914	—	0	52,914
Barbara R. Snyder	4,167	—	0	4,167
Edward W. Stack	14,167	—	0	14,167
Thomas C. Stevens(2)	1,185,034	—	126,018	1,311,052
Jeffrey B. Weeden(2)	1,029,386	—	23,258	1,052,644
All directors, nominees and executive officers as a group (22)	7,492,702	—	816,231	8,308,933

(1)	KeyCorp’s Corporate Governance Guidelines state that each outside director should, by the fifth anniversary of such director’s initial election, own KeyCorp Common Shares with a value at least equal to four times KeyCorp’s outside director annual retainer, of which 1,000 shares should be directly owned and be in the form of actual shares.

(2)	With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 2010.

(3)	Beneficially owned shares include options exercisable as of March 1, 2011. The directors, nominees, and executive officers listed above hold vested options as follows: Mr. Bares 18,000; Mr. Campbell 18,000; Mr. Carrabba 0; Dr. Cartwright 18,000; Mr. Cutler 18,000; Mr. Dallas 0; Ms. Gile 0; Ms. Gillis 0; Mr. Gorman 261,807; Ms. Manos 0; Mr. Menascé 0; Mr. Meyer 2,639,334; Ms. Mooney 346,667; Mr. Sanford 18,000; Ms. Snyder 0; Mr. Stack 0; Mr. Stevens 863,667; Mr. Weeden 576,667; all directors, nominees, and executive officers as a group 5,426,640.

Beneficially owned shares include some phantom shares payable in Common Shares under the KeyCorp Directors’ Deferred Share Plan. The amounts of shares are as follows: Mr. Bares 13,793; Mr. Campbell 10,525; Mr. Carrabba 4,167; Dr. Cartwright 13,793; Mr. Cutler 10,525; Mr. Dallas 10,525; Ms. Gile 4,167; Ms. Gillis 4,167; Ms. Manos 10,525; Mr. Menascé 13,793; Mr. Sanford 13,793; Ms. Snyder 4,167; Mr. Stack 4,167; all directors as a group 118,107. The phantom shares are granted each year and are payable in three years, one-half in cash and one-half in Common Shares. The phantom shares payable in cash are not included in this table. If the director’s directorship ends, the phantom shares are immediately payable even if the three-year period has not ended. Some directors have elected to defer payment of the phantom shares at the end of the three-year period. Shares that are being deferred are not included under this column but are included under the column “Other Phantom Stock Units” in this table. See footnote 6 for a further description of the mechanics of the Directors’ Deferred Share Plan distribution process.

(4)	One executive officer has pledged to an entity unaffiliated with KeyCorp 20,760 shares of KeyCorp stock.

(5)	No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 1, 2011.

(6)	Investments in phantom stock units by directors are made pursuant to the KeyCorp Second Director Deferred Compensation Plan and the Directors’ Deferred Share Plan.

During 2010, investments in phantom stock units by KeyCorp executive officers were made pursuant to the KeyCorp Deferred Savings Plan as well as pursuant to Restricted Stock Unit awards under the KeyCorp 2004 Equity Compensation Plan and KeyCorp 2010 Equity Compensation Plan. Under all of these plans and awards, contributions to a participant’s phantom stock account were treated as if they were invested in KeyCorp Common Shares. At the time of distribution, an actual Common Share is issued for each phantom stock unit that is in the account.

No Common Shares were issued in connection with any of the plans or awards described in this footnote until the time of distribution from the account (i.e., these are unfunded plans with “phantom stock” units); accordingly, directors and executive officers participating in these plans or receiving these awards do not have any voting rights or investment power with respect to or on account of the phantom stock units until the time of distribution from the account, whereupon actual Common Shares are issued. Under the Directors’ Deferred Share Plan, one-half of the distribution is in Common Shares and one-half of the distribution is in cash. As previously stated, only the portion of the distribution payable in Common Shares is included in this table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

KeyCorp’s directors and certain officers are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange Commission. The Commission has established certain due dates for these reports. KeyCorp knows of no person who failed to timely file any such report during 2010.

AUDIT MATTERS

AUDIT FEES

Ernst & Young billed KeyCorp in the aggregate $5,711,000 for fees for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the year ended December 31, 2010, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2010, and 2010 audits of KeyCorp subsidiaries. Ernst & Young billed KeyCorp in the aggregate $5,901,000 for fees for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the year ended December 31, 2009, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2009, and 2009 audits of KeyCorp subsidiaries.

AUDIT-RELATED FEES

Ernst & Young billed KeyCorp in 2010 in the aggregate $762,000 for fees for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports. Ernst & Young billed KeyCorp in 2009 in the aggregate $864,000 for fees for assurance and related services that are reasonably related to the performance of the audit and review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports.

TAX FEES

Ernst & Young billed KeyCorp in 2010 in the aggregate $1,287,000 for fees for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp, tax advisory services related to the impact of ownership changes and tax compliance services provided to certain domestic and foreign subsidiaries of KeyCorp. Ernst & Young billed KeyCorp in 2009 in the aggregate $1,361,000 for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp, tax advisory services related to the impact of ownership changes and tax compliance services provided to certain domestic and foreign subsidiaries of KeyCorp.

ALL OTHER FEES

Ernst & Young billed KeyCorp in 2010 in the aggregate $35,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of a survey provided to a KeyCorp domestic subsidiary. Ernst & Young billed KeyCorp in 2009 in the aggregate $110,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of a survey provided to a KeyCorp domestic subsidiary and documenting regulatory requirements for certain KeyCorp foreign subsidiaries.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s pre-approval policies and procedures are attached hereto as Appendix C.

AUDIT COMMITTEE INDEPENDENCE

The members of KeyCorp’s Audit Committee are independent (as independence is defined by the provisions of the New York Stock Exchange listing standards).

AUDIT COMMITTEE FINANCIAL EXPERTS

The KeyCorp Board of Directors has determined that Audit Committee members Gillis and Menascé are “financial experts” as defined by the applicable Securities and Exchange Commission rules and regulations.

COMMUNICATIONS WITH THE AUDIT COMMITTEE

Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters, may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and be marked “Confidential.”

AUDIT COMMITTEE REPORT

The Audit Committee of the KeyCorp Board of Directors is composed of five outside directors and operates under a written charter adopted by the Board of Directors. The Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.

Management is responsible for KeyCorp’s internal controls and financial reporting process. Ernst & Young, KeyCorp’s independent auditors, is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Committee. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.

The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2010 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61, as amended.

The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and the Committee has discussed with Ernst & Young its independence from KeyCorp. The Committee has considered whether Ernst & Young’s provision of non-audit services to KeyCorp is compatible with maintaining Ernst & Young’s independence.

Based on the foregoing review and discussions and relying thereon, the Committee recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report for the year ended December 31, 2010 on Form 10-K that was filed with the Securities and Exchange Commission.

Audit Committee
Board of Directors
KeyCorp
William G. Bares (Chair)
Ruth Ann M. Gillis
Kristen L. Manos
Eduardo R. Menascé
Edward W. Stack

GOVERNANCE DOCUMENT INFORMATION

The KeyCorp Board of Directors Committee Charters, KeyCorp’s Corporate Governance Guidelines, KeyCorp’s Code of Ethics, KeyCorp’s Standards for Determining Independence of Directors, and KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons are posted on KeyCorp’s website: www.key.com/ir. Copies of these documents will be delivered, free of charge, to any shareholder who contacts KeyCorp’s Investor Relations Department at 216-689-4221.

SHAREHOLDER PROPOSALS FOR THE YEAR 2012

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2012 Annual Meeting of Shareholders is December 7, 2011. This deadline applies to proposals submitted for inclusion in KeyCorp’s proxy statement for the 2012 Annual Meeting under the provisions of Rule 14a-8 of the Exchange Act.

Proposals of shareholders submitted outside the process of Rule 14a-8 under the Exchange Act in connection with the 2012 Annual Meeting must be received by the Secretary of KeyCorp no fewer than 60 and no more than 90 days before the annual meeting. KeyCorp’s Regulations require, among other things, that the shareholder set forth the text of the proposal to be presented and a brief written statement of the reasons why the shareholder favors the proposal. The proposal must also set forth the shareholder’s name, record address, the number and class of all shares of each class of KeyCorp stock beneficially owned by such shareholder and any material interest of such shareholder in the proposal.

The KeyCorp proxy relating to the 2012 Annual Meeting of KeyCorp will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 that are not presented in accordance with the KeyCorp Regulations.

HOUSEHOLDING INFORMATION

Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless KeyCorp received contrary instructions from one or more of the shareholders.

If a shareholder at a shared address to which a single copy of the Annual Report and Proxy Statement was delivered wishes to receive a separate copy of the Annual Report or Proxy Statement, he or she should contact KeyCorp’s transfer agent, Computershare Investor Services LLC (“Computershare”), by telephoning 800-539-7216 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. The shareholder will be delivered, without charge, a separate copy of the Annual Report or Proxy Statement promptly upon request.

If shareholders at a shared address currently receiving multiple copies of the Annual Report and Proxy Statement wish to receive only a single copy of these documents, they should contact Computershare in the manner provided above.

GENERAL

The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, internet, or telephone will vote your shares in accordance with their best judgment on such matters.

If a shareholder desires to bring a proposal before the Annual Meeting of Shareholders that has not been included in KeyCorp’s proxy statement, the shareholder must notify KeyCorp not less than 60 nor more than 90 days prior to the meeting of any business the shareholder proposes to bring before the meeting for a shareholder vote.

Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp’s Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice (not less than 60 nor more than 90 days prior to the meeting) of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp’s Regulations upon request to the Secretary of KeyCorp.

KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. Officers and other employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost of $15,000 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, or other means.

Holders of KeyCorp Common Shares are urged to vote their shares promptly by telephone, the internet, or by mailing their signed proxy cards in the enclosed envelopes in order to make certain their shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards, internet instructions, or telephone instructions will be voted in accordance with any specification made. If no specification is made on a properly executed proxy card or by the internet, the proxies will vote for the election as directors of the nominees named herein (Issue One of this Proxy Statement), for the KeyCorp 2011 Annual Performance Plan (Issue Two of the Proxy Statement), for the amendment to KeyCorp’s Regulations concerning shareholder voting power requirements (Issue Three of this Proxy Statement), in favor of ratifying the appointment of Ernst & Young as independent auditors for the fiscal year ending December 31, 2010 (Issue Four of this Proxy Statement), for advisory approval of KeyCorp’s executive compensation program (Issue Five of this Proxy Statement), and in favor of voting every year on the advisory approval of KeyCorp’s executive compensation program (Issue Six of this Proxy Statement). Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. A broker’s authority to vote on Issues One, Two, Five, and Six is limited but is not limited as to Issues Three and Four. As to Issues Three and Four, a broker non-vote has the same effect as a vote against the proposal and as to Issues One, Two, Five, and Six, a broker non-vote is treated as not being present. As to Issues Two, Three, Four, and Five, an abstention has the same effect as a vote against the proposal. Until the vote on a particular matter is actually taken at the meeting, a shareholder may revoke a vote previously submitted (whether by proxy card, internet or telephone) by submitting a subsequently dated vote (whether by proxy card, internet or telephone) or by giving notice to KeyCorp or in open meeting; provided such subsequent vote must in all cases be received prior to the vote on the particular matter being taken at the meeting. A shareholder may of course vote at the meeting but a shareholder’s mere presence at the meeting will not operate to revoke the shareholder’s proxy card or any prior vote by the internet or telephone.

APPENDIX A

KEYCORP 2011 ANNUAL PERFORMANCE PLAN

1. Purpose.  The purpose of the KeyCorp 2011 Annual Performance Plan (the “Plan”), in conjunction with the KeyCorp Annual Incentive Plan (“AIP”), is to advance the interests of KeyCorp and its shareholders and assist KeyCorp in attracting and retaining key employees by providing annual incentives that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This Plan is subject to shareholder approval with respect to amounts that may become payable for fiscal year 2011 and thereafter and shall be null and void and of no further effect if such shareholder approval is not obtained.

2. Administration.  The Compensation and Organization Committee (the “Committee”) will approve the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary to the administration of the Plan, based on the recommendations of senior management. It is the responsibility of senior management of KeyCorp to execute the provisions of the Plan in accordance with the Committee’s directions. All decisions of the Committee shall be final and binding upon all parties including KeyCorp, its shareholders, and the participants. The provisions of this Plan are intended to ensure that all awards granted hereunder qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and this Plan shall be interpreted and operated consistent with that intention.

3. Participation.  The participant group will consist of the Chief Executive Officer and certain officers of KeyCorp reporting directly to the Chief Executive Officer and selected by the Committee who either are, or are determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code.

4. Establishment of Incentive Opportunities.

(a) On or before March 30 of each year, the Committee shall select objective performance goals (the “Corporate Performance Goals”) to be used in determining an aggregate amount to be distributed under the Plan (the “Aggregate Incentive Opportunity”). The Aggregate Incentive Opportunity will be a dollar amount calculated by reference to specified levels of, growth in, or ratios involving, the Corporate Performance Goals, which may include any one or more of the following:

(i) Earnings per share

(ii) Total revenue

(iii) Net interest income

(iv) Noninterest income

(v) Net income

(vi) Net income before tax

(vii) Noninterest expense

(viii) Efficiency ratio

(ix) Return on equity

(x) Return on assets

(xi) Economic profit added

(xii) Loans

(xiii) Deposits

(xiv) Tangible Equity

(xv) Assets

(xvi) Net Charge-Offs

(xvii) Nonperforming assets

(xviii) Return on Risk Weighted Assets

(xix) Total Shareholder Return

(xx) Stock price

(xxi) Pre-provision Net Revenue

The Corporate Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of any subsidiary, division, department, or region of, or function with, KeyCorp. The Corporate Performance Goals may be made relative to the performance of other corporations.

(b) On or before March 30 of each year, the Committee will assign a percentage share of the Aggregate Incentive Opportunity to each participant (the “Individual Incentive Opportunity”). The sum of all Individual Incentive Opportunities will not exceed 100% of the Aggregate Incentive Opportunity. No participant will be assigned an Individual Incentive Opportunity for any one fiscal year of greater than $7,500,000.

(c) A participant’s Individual Incentive Opportunity in any year is the maximum amount that a participant can receive under this Plan in that year. Whether or not a participant will receive all or any portion of his or her Individual Incentive Opportunity will be based on the achievement of corporate and business unit financial and strategic objectives established for the year (which may be based on the Corporate Performance Goals selected for the year or any other measure) and on the achievement of individual goals (collectively, the “Individual Performance Goals”). The Committee will establish the Individual Performance Goals, including the relative allocations to corporate, business unit and individual performance annually for each participant.

5. Award Determination.

(a) At the end of each year, the Committee will certify in writing the Aggregate Incentive Opportunity based on the results of the Corporate Performance Goals, along with the Individual Incentive Opportunity with respect to each participant.

(b) At the end of each year, the Committee will assess each participant’s performance against the Individual Performance Goals and will make a determination as to whether, and to what extent, the goals have been achieved. Based on this assessment, the Committee will determine whether the participant is entitled to all (but not more than all) of his or her Individual Incentive Opportunity or whether a lesser amount (or none at all) has been earned. In no event shall a reduction of the Individual Incentive Opportunity of a participant result in an increase of the Individual Incentive Opportunity for another participant.

6. Bonus Payments.  Awards that are earned under the Plan by a participant with respect to a fiscal year will be paid in cash within 70 days following the end of that year, provided that the participant remains employed by KeyCorp or an affiliate through the date of payment. Notwithstanding the preceding sentence, awards shall be subject to the same mandatory deferral provisions applicable to “discretionary incentives” under the AIP in accordance with the terms, and subject to the conditions, of Section 4.1 of the AIP.

7. Additional Committee Discretion/Clawback.

(a) Notwithstanding anything contained herein to the contrary, in the event that extraordinary events, the later determination of unprofitable and/or detrimental business or business relationships, or market related events or circumstances, result in an unanticipated, unintentional, or erroneous incentive payment(s) to be made under the Plan, or if the incentive amount generated under the Plan fails to conform with the intent of the Plan or otherwise is found to be contrary to KeyCorp’s risk policies and guidelines, the Committee retains the right at all times to decrease or terminate any incentive payment(s) to be paid under the Plan, as well as terminate the Plan with regard to any or all Plan participants. Such modifications also may be made on a retroactive basis if the Committee determines that the modifications are necessary to properly reflect the intended compensation structure of the Plan including applicable risk requirements.

(b) KeyCorp shall comply with the requirements of the (i) Emergency Economic Stabilization Act, as amended, (ii) the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies, and (iii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and will ensure that the Plan conforms with KeyCorp’s Enterprise Risk Management risk requirements and policies. Accordingly, notwithstanding anything contained herein to the contrary, any and all incentive awards either already paid or to be payable under the Plan will be subject to reduction, forfeiture or clawback to the extent that the Committee determines that such reduction, forfeiture, or clawback is necessary or advisable in order to comply with the obligations hereunder. Without limiting the foregoing, it is expressly understood that such clawback is mandated for incentive compensation paid to a participant during the three-year period preceding the date on which KeyCorp is required to prepare an accounting restatement as a result of material non-compliance with the securities laws if the incentive compensation is determined to have been based on erroneous data regardless of the participant’s employment status with KeyCorp at the time of clawback.

8. Miscellaneous Provisions.  The provisions of Sections 3.9, 3.10, 3.12, 3.13, 3.15, 3.16, 3.17, 3.18, 3.19, 3.20, 3.21, 3.22, 3.26 and 3.27 of the AIP shall be incorporated by reference into this Plan, without regard to any subsequent amendments to the AIP. Except as explicitly set forth in Section 6 of the Plan or this Section 8, no other provision of the AIP shall apply to this Plan. To the extent that a provision of the AIP causes an award under this Plan to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, that provision shall be null and void and have no effect on awards granted under this Plan.

APPENDIX B

PROPOSED AMENDMENT TO THE CODE OF REGULATIONS TO REDUCE ALL SHAREHOLDER PERCENTAGE VOTING
POWER REQUIREMENTS TO THE STATUTORY NORM

The proposed amendment to the Code of Regulations to reduce all shareholder voting power requirements to the statutory norm would revise Article I, Section 3(iv), Article II, Sections 1 and 11(b), and Article X to read as follows:

ARTICLE I

SHAREHOLDERS

* * *

Section 3.  Special Meetings. Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of the shareholders for any purpose or purposes may be called only by (i) the Chairperson of the Board, (ii) the President, or, in the case of the President’s absence, death, or disability, the vice president authorized to exercise the authority of the President, (iii) the Board of Directors by action at a meeting or a majority of the Board of Directors acting without a meeting, or (iv) persons holding 25% of all shares outstanding and entitled to vote at the special meeting.

Upon request in writing delivered either in person or by registered mail to the Chairperson of the Board, the President, or the Secretary by any persons entitled to call a meeting of shareholders, such officer shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than ten nor more than 60 days after the receipt of such request, as such officer may fix. If such notice is not given within 30 days after the delivery or mailing of such request, the persons calling the meeting may fix the time of the meeting and give notice thereof in the manner provided by law or as provided in these Regulations, or cause such notice to be given by any designated representative.

* * *

ARTICLE II

BOARD OF DIRECTORS

Section 1.  Number and Terms of Office. As of the conclusion of the 2008 annual meeting of shareholders of the Corporation, the Board of Directors shall consist of 12 members. At the 2009 annual meeting of shareholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of shareholders (which number of directors shall be approximately one-third of the total number of directors of the Corporation); at the 2010 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting (which number of directors shall be approximately two-thirds of the total number of directors of the Corporation); and at each annual meeting of shareholders thereafter all directors shall be elected for terms expiring at the next annual meeting of shareholders. In each instance directors shall hold office until their successors are chosen and qualified, or until the earlier death, retirement, resignation, or removal of any such director as provided in Section 11 of this Article II. The Board of Directors or the shareholders may from time to time fix or change the size of the Board of

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Directors to a total number of no fewer than 12 and no more than 16 directors (the size of the Board as from time to time so established being herein referred to as the “entire authorized Board”). The Board of Directors may, subject to the limitation contained in the immediately preceding sentence regarding the number of directors, fix or change the number of directors by the affirmative vote of a majority of the entire authorized Board. The shareholders may, subject to the limitation contained in the fourth sentence of this paragraph regarding the number of directors, fix or change the number of directors at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, by the affirmative vote of the majority of the shares that are represented at the meeting and entitled to vote on the proposal. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director. In the event that the Board of Directors increases the number of directors, it may fill the vacancy or vacancies created by the increase in the number of directors for the respective unexpired terms in accordance with the provisions of Section 12 of this Article II. In the event the shareholders increase the number of directors and fail to fill the vacancy or vacancies created thereby, the Board of Directors may fill such vacancy or vacancies for the respective unexpired terms in accordance with the provisions of Section 12 of this Article II.

The number of directors may not be fixed or changed by the shareholders or directors, except (i) by amending these regulations in accordance with provisions of Article X of these Regulations, (ii) pursuant to an agreement of merger or consolidation approved by two-thirds of the members of the entire authorized Board of Directors and adopted by the shareholders at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, or (iii) as provided in the immediately preceeding paragraph of this Section 1 or in the next following paragraph.

The foregoing provisions of this Section 1 are subject to the automatic increase by two in the authorized number of directors and the right of the holders of any class or series of preferred stock of the Corporation to elect two directors of the Corporation during any time when dividends payable on such shares are in arrears, all as set forth in the Articles of Incorporation and/or the express terms of the preferred stock of the Corporation.

* * *

Section 11.  Removal of Directors.

* * *

(b) All the directors, or all the directors of a particular class if the Corporation has a classified Board of Directors at that time, or any individual director, may be only removed from office by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation entitled to elect directors in place of those to be removed. In case of any such removal, a new director nominated in accordance with Section 2 of this Article II may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy on the Board.

* * *

ARTICLE X

AMENDMENTS

These Regulations may only be amended, repealed, or altered or new regulations may only be adopted (i) at a meeting of shareholders, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, or (ii) without a meeting, by the written consent of the holders of shares entitling them to exercise 100% of the voting power of the Corporation on such proposal.

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APPENDIX C

KEYCORP AUDIT COMMITTEE

POLICY STATEMENT ON INDEPENDENT AUDITING FIRM’S
SERVICES AND RELATED FEES

The Audit Committee is responsible for the annual engagement of an independent auditing firm for audit and audit-related services and for pre-approval of any tax or other services to be provided by such firm, and for approval of all fees paid to the independent auditing firm.

Audit services encompass audits of subsidiary companies and include not only those services necessary to perform an audit or review in accordance with generally accepted auditing standards, but also those services that only the independent auditing firm can reasonably provide such as comfort letters, statutory audits, consents and assistance with and review of Securities and Exchange Commission filings, and consultation concerning financial accounting and reporting standards.

Audit-related services include those services performed in the issuance of attestation and compliance reports; issuance of internal control reports; and due diligence related to mergers and acquisitions. The nature of audit-related services is such that they do not compromise the audit firm’s independence and it is impractical and cost inefficient to engage firms other than that of the independent auditors for such services.

Any audit-related, tax or other services not incorporated in the scope of services preapproved at the time of the approval of the annual audit engagement, and that are proposed subsequent to that approval, require the pre-approval of the Audit Committee which may be delegated to the Committee Chair, whose action on the request shall be reported at the next meeting of the full Committee. Audit-related, tax and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals.

Even though pre-approved, all audit-related, tax and other services performed during each calendar quarter by KeyCorp’s independent audit firm, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

The foregoing procedures apply to retention of the independent auditing firm for KeyCorp and all consolidated affiliates. All services of any nature provided by KeyCorp’s independent auditing firm to entities affiliated with but unconsolidated by KeyCorp, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

This policy statement is based on four guiding principles: KeyCorp’s independent auditing firm should not (1) audit its own work; (2) serve as a part of management; (3) act as an advocate of KeyCorp; (4) be a promoter of KeyCorp’s stock or other financial interests. Accordingly, the following is an illustrative but not necessarily exhaustive list of prohibited services.

Examples of services that may not be provided to KeyCorp by its independent auditing firm:

Bookkeeping or other services related to the accounting records or financial statements;

Financial information systems design and development;

Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

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Actuarial services;

Internal audit outsourcing services;

Management functions including human resources searches;

Broker-dealer, investment advisor or investment banking services;

Legal services;

Expert services unrelated to the audit;

Executive tax return preparation, including such work for expatriates; and

Any other service that the Public Company Accountability Oversight Board determines, by regulation, is impermissible.

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IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 19, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/key • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5 and FOR EVERY YEAR on Issue 6.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Edward P. Campbell	☐	☐	02 - Joseph A. Carrabba	☐	☐	03 - Carol A. Cartwright	☐	☐
	04 - Alexander M. Cutler	☐	☐	05 - H. James Dallas	☐	☐	06 - Elizabeth R. Gile	☐	☐

	07 - Ruth Ann M. Gillis	☐	☐	08 - Kristen L. Manos	☐	☐	09 - Beth E. Mooney	☐	☐

	10 - Bill R. Sanford	☐	☐	11 - Barbara R. Snyder	☐	☐	12 - Edward W. Stack	☐	☐

	13 - Thomas C. Stevens	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	Approval of 2011 Annual Performance Plan.		☐	☐	☐	3.	Amendment to Regulations to reduce shareholder voting percentages to statutory norms.	☐	☐	☐

4.	Ratification of the appointment of independent auditors.		☐	☐	☐	5.	Advisory approval of Executive Compensation Program.	☐	☐	☐

		1 Yr	2 Yrs	3 Yrs	Abstain
6.	Advisory vote on the frequency of shareholder vote on Executive Compensation Program.	☐	☐	☐	☐
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
01ABED

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — KeyCorp

Proxy Solicited on Behalf of the Board of Directors of KeyCorp for the Annual Meeting on May 19, 2011
The undersigned hereby constitutes and appoints Beth E. Mooney, Paul N. Harris, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 19, 2011, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.
1. Election of Directors: the nominees of the Board of Directors to the class whose term of office will expire in 2012 are:
    Edward P. Campbell, Joseph A. Carrabba, Carol A. Cartwright, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis,
    Kristen L. Manos, Beth E. Mooney, Bill R. Sanford, Barbara R. Snyder, Edward W. Stack, and Thomas C. Stevens.
2. Approval of 2011 Annual Performance Plan.
3. Amendment to Regulations to reduce shareholder voting percentages to statutory norms.
4. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending on December 31, 2011.
5. Advisory approval of Executive Compensation Program.
6. Advisory vote on the frequency of shareholder vote on Executive Compensation Program.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees and FOR Issues 2, 3, 4 and 5 and FOR EVERY YEAR on Issue 6.
In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power given by the signer to vote at the said meeting or any adjournment thereof.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.
SEE REVERSE SIDE
C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.